EXHIBIT 10.2

EXECUTION VERSION

Amendment and Restatement Deed dated
26 June 2019

relating to the

Aluminium Project Framework Shareholders' Agreement

originally dated 20 December 2009 (as amended and/or restated and/or novated from time to time)

between

SAUDI ARABIAN MINING COMPANY (MA'ADEN)

and

ALCOA CORPORATION

1

EXECUTION VERSION

THIS AMENDMENT AND RESTATEMENT DEED (hereinafter referred to as "this Deed"), is made and entered into on 23/10/1440 in the Hejerian calendar, corresponding to the 26th day of June, 2019 in the Gregorian calendar, by and between:

(1) SAUDI ARABIAN MINING COMPANY (MA'ADEN), a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as "Ma'aden"); and

(2) ALCOA CORPORATION, a company organised and existing under the laws of the State of Delaware, USA, whose principal place of business is at 201 Isabella Street, Pittsburgh, PA 15212, USA (herein called "Alcoa"),

(each a "Party", or collectively as the "Parties").

RECITALS

WHEREAS:

(A)

Arconic Inc. (formerly known as Alcoa Inc.) and Ma'aden entered into a Framework Shareholders' Agreement dated 3/1/1431 H, corresponding to the 20th day of December 2009 G pursuant to which three companies were formed to pursue the integrated bauxite mining, alumina refining, aluminium smelting and aluminium rolling project in the Kingdom of Saudi Arabia including Ma'aden Rolling Company with commercial registration number 2055012518 and having its registered address at PO Box 11342, Al-Jubail Industrial City 31961, Ras Al-Khair Industrial City, Kingdom of Saudi Arabia, established on 2/11/1431 H (corresponding to the 10th day of October 2010 G) ("MRC") which was formed to pursue the aluminium rolling project.

(B)

Arconic Inc. and Ma'aden entered into a Signing Side Letter also on 3/1/1431 H corresponding to the 20th day of December 2009 G (the "Signing Side Letter") clarifying certain matters in the Original Agreement.

(C)	The Original Agreement was amended by Arconic Inc. and Ma'aden in the First Supplemental Agreement on 14/4/1431 H, corresponding to the 30th day of March 2010 G (the "First Supplemental Agreement").
(D)

On or around October 2016, Arconic Inc. and Ma'aden entered into an agreement to amend and restate the Original Agreement (as amended by the First Supplemental Agreement) (the "2016 Amendment and Restatement"). The Original Agreement (as amended by the First Supplemental Agreement and subsequently amended and restated by the 2016 Amendment and Restatement) was subsequently novated by Arconic Inc. to Alcoa pursuant to a novation agreement dated 24th December 2016 G (the "Novation Agreement").

(E)

Ma'aden and Alcoa have agreed that Alcoa Saudi Rolling Inversiones S.L. shall transfer its 25.1% equity shareholding in MRC to Ma'aden such that following such transfer, Alcoa shall have no direct or indirect equity interest in MRC (the "Share Transfer").

(F)

In connection with the Share Transfer, certain parties, including Alcoa, Ma'aden and MRC, have entered into a Global Amendment and Restatement Agreement dated on or about the date of this Deed (the "GARA") and Alcoa and Ma'aden have entered into a Framework Agreement dated on or about the date of this Deed (the "Framework Agreement").

(G)

The Parties wish to amend the Entire Agreement to reflect the Share Transfer and Alcoa ceasing to own an interest in the aluminium rolling project and have agreed to amend certain parts of the Entire Agreement and restate the Entire Agreement on the terms set out in this Agreement as from the Amendment Effective Date (as defined below).

1

EXECUTION VERSION

NOW, THEREFORE, in consideration of the transactions contemplated in the GARA and the Framework Agreement and the mutual covenants and promises contained in this Deed, the Parties hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Deed:

"2016 Amendment and Restatement" has the meaning given in Recital (D) above.

"Amendment Effective Date" means the Alcoa Exit Date, as defined and determined in accordance with the terms of the GARA.

"Entire Agreement" means the Original Agreement, as amended by the First Supplemental Agreement, as amended and restated pursuant to the 2016 Amendment and Restatement and as novated by Arconic Inc. to Alcoa pursuant to the Novation Agreement.

"First Supplemental Agreement" has the meaning given in Recital (C) above.

"Framework Agreement" has the meaning given in Recital (F) above.

"GARA" has the meaning given in Recital (F) above.

"MRC" has the meaning given in Recital (A) above.

"Novation Agreement" has the meaning given in Recital (D) above

"Original Agreement" means the Aluminium Project Framework Shareholders' Agreement that was entered into on 3/1/1431 H, corresponding to the 20th day of December 2009 G, between the Parties, as clarified by the Signing Side Letter.

"Share Transfer" has the meaning given in Recital (E) above.

"Signing Side Letter" has the meaning given in Recital (B) above.

1.2	Incorporation of Definitions and Interpretation

Subject to Clause 1.1 (Definitions), unless the context otherwise requires, words and expressions defined and references contained in the Entire Agreement have the same meanings and construction in this Deed.

2	AMENDMENT AND RESTATEMENt
2.1	Amendment and Restatement

The Parties hereby agree to amend and restate the Entire Agreement so that it shall be read as set out in Appendix 1 to this Deed with such amendment and restatement to take effect on and from the Amendment Effective Date.

2.2	Continuing Provisions

The provisions of the Entire Agreement shall, except where expressly amended under this Deed, continue in full force and effect in accordance with their terms.

2.3	No waivers

2

EXECUTION VERSION

Nothing in this Deed shall constitute or be deemed to constitute a waiver of the rights of any Party arising under the Entire Agreement before the Amendment Effective Date, except as expressly set out in this Deed and each Party expressly reserves all of its rights and remedies in respect of any breach or default which may be outstanding under the Entire Agreement.

3	WARRANTIES
3.1	Warranties

Each Party makes the warranties and undertakings set out in clause 20 (Warranties) of the Entire Agreement to the other Party on its behalf and on behalf of any Affiliate being a Shareholder on the date hereof and on the Amendment Effective Date, in each case by reference to the facts and circumstances then existing, and as if each reference in those warranties and undertakings to "this Agreement" were a reference to this Deed and the Entire Agreement, as amended and restated in the form set out in Appendix 1 to this Deed.

4	Miscellaneous
4.1	Notices

Any notices to be given under or in connection with this Deed shall be given in accordance with the requirements set out in clause 23.1 (Notices) of the Entire Agreement.

4.2	Counterparts

This Deed may be executed in any number of counterparts and by the Parties to it on separate counterparts and each such counterpart shall constitute an original of this Deed but all of which together constitute one and the same instrument.  This Deed shall not be effective until each Party has executed at least one counterpart.

4.3	Third Party Rights

This Deed shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  A Person who is not a Party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

4.4	Governing Law

The construction, validity and performance of this Deed and all non-contractual obligations arising from or connected with this Deed will be governed by and construed in accordance with the laws of England and Wales, without regard to conflicts of law provisions thereof. The dispute mechanisms in clause 21 (Governing Law, Dispute Resolution and Language) of the Entire Agreement shall apply to this Deed as though incorporated herein, mutatis mutandis.

3

EXECUTION VERSION

IN WITNESS WHEREOF, this document has been executed as a deed and is delivered and takes effect on the date appearing on the date first above written.

EXECUTED as a deed by SAUDI ARABIAN MINING COMPANY (MA'ADEN) acting by Ali S. Al-Qahtani in the presence of:	/s/ Ali S. Al-Qahtani
Authorised Signatory

/s/ Lama Alrushud
Print name of witness: Lama Alrushud
Address:…[Address Omitted]

EXECUTED as a deed by ALCOA CORPORATION acting by Renato Bacchi in the presence of:	/s/ Renato Bacchi
Authorised Signatory

/s/ Michel Gemayel
Print name of witness: Michel Gemayel
Address: 201 Isabella Street, Suite 500 Pittsburgh, PA 15212, United States

4

EXECUTION VERSION

APPENDIX 1

AMENDED AND RESTATED

ALUMINIUM PROJECT FRAMEWORK SHAREHOLDERS' AGREEMENT

between

SAUDI ARABIAN MINING COMPANY (MA'ADEN)

and

ALCOA CORPORATION

1

Execution Version

Execution Version

	8.9	Company Policies	28
	8.10	[INTENTIONALLY OMITTED]	29
9	Deadlock		29
	9.1	Deadlock Arising	29
	9.2	Deadlock Referral	30
	9.3	Sole Remedies	31
10	Senior Debt Financing of the Project		31
	10.1	[INTENTIONALLY OMITTED]	31
	10.2	[INTENTIONALLY OMITTED]	31
	10.3	No Further Liability	31
11	Distributions Policy; Taxes		31
	11.1	Distributions Policy	31
	11.2	Local Community Projects; Research and Development Programme	35
	11.3	Tax and Zakat	35
12	Accounting System, Books and Budgets		36
	12.1	Accounting System and Standards	36
	12.2	Language of Reporting to the Shareholders	36
	12.3	Financial Statements	36
	12.4	Books and Audit Rights	37
	12.5	Statutory Obligations	37
	12.6	Auditors	37
	12.7	Rights of Managers not Limited	37
	12.8	Annual and Special Budgets	37
	12.9	Emergency Funding	38
13	Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials		39
	13.1	Payment of Entry Payment and Pre-Incorporation Costs	39
	13.2	[INTENTIONALLY OMITTED]	39
14	Events of Default and Consequences		39
	14.1	Events of Default	39
	14.2	Consequences of Events of Default	40
	14.3	Transfer Upon Event of Default of Alcoa	40
	14.4	Additional Consequences of a Funding Default	41
	14.5	Ma'aden as the Defaulting Party	43
	14.6	[INTENTIONALLY OMITTED]	44
	14.7	Other Remedies	44
15	[INTENTIONALLY OMITTED]		44
16	Termination and Expiry		44
	16.1	Full Termination and Expiry	44
	16.2	Partial Termination	45
	16.3	Consequences of Termination at the Expiry of the Term	45
	16.4	Consequences following Termination	45
	16.5	Survival and Rights Unaffected	45
17	Sale or Transfer of Shares, Pledge		46
	17.1	General Prohibitions	46
	17.2	Transfers to Affiliates	47
	17.3	Permitted Transfers	47
	17.4	Transfers of Shares	48
	17.5	Notice of Offers	48
	17.6	Notice of Right to Match the Offer	48
	17.7	Right of Remaining Party to Match the Offer	48
	17.8	Transfer Requirements	49
	17.9	Completion of Transfer	49
	17.10	General	50
	17.11	Further Assurances; Sole Shareholder	50
	17.12	Put And Call Option	50

Execution Version

	17.13	Put and Call Option Valuations	51
	17.14	Disposals to Saudi public companies or public funds	52
18	Valuations		53
	18.1	Fair Market Value	53
	18.2	Valuation Panel	53
	18.3	Submission of Valuation	53
	18.4	Valuation Approach	53
19	Assignment		54
20	Warranties		54
21	Governing Law, Dispute Resolution and Language		55
	21.1	Governing Law	55
	21.2	Reference to Senior Management	55
	21.3	Dispute Resolution	55
	21.4	Continuing Obligations	56
	21.5	Jurisdiction	56
	21.6	Process Agent	56
	21.7	Language	56
22	Confidentiality and Public Announcements		57
	22.1	Confidentiality	57
	22.2	Disclosure of Information by Managers to Shareholders and Parties	58
	22.3	Announcements	58
	22.4	Survival	58
23	Notices		58
	23.1	Notices	58
	23.2	Effects	59
24	Further Assurances		59
	24.1	Undertakings	59
	24.2	Further Assurances	60
	24.3	Business Conduct	60
25	Competing Businesses		60
	25.1	Acknowledgement	60
	25.2	No Obligation to Offer	60
	25.3	Competing Projects Following Termination	61
26	General Provisions		61
	26.1	Severability	61
	26.2	Waiver	61
	26.3	Compliance with Law and Permits	61
	26.4	Intellectual Property	62
	26.5	Entire Agreement	63
	26.6	Improper Inducements	63
	26.7	Language	63
	26.8	Amendments	63
	26.9	No Partnership	63
	26.10	Priority of Documents	64
	26.11	Waiver of Immunity	64
	26.12	No Liability for Consequential Losses, etc.	64

Execution Version

Schedule

SCHEDULE 1
Parent Company Guarantee	66
Schedule 2
Schedule 3
Schedule 4
[INTENTIONALLY OMITTED]	74
Schedule 5
Adherence Agreement	75
Schedule 6
[INTENTIONALLY OMITTED]	77
Schedule 7
Description of the Ras Al-Khair Complex	78
Schedule 8
Description of the Mine	81
Schedule 9
Project Agreements	83
Schedule 10
[INTENTIONALLY OMITTED]	91
Schedule 11
[INTENTIONALLY OMITTED]	92
Schedule 12
[INTENTIONALLY OMITTED]	93
Schedule 13
[INTENTIONALLY OMITTED]	94
Schedule 14
[INTENTIONALLY OMITTED]	95
Schedule 15
Project Milestones	96
Schedule 16
Information Undertakings	97
Schedule 17
Formulation for Excess Cash	103

v

Execution Version

ALUMINIUM PROJECT FRAMEWORK SHAREHOLDERS' AGREEMENT

THIS FRAMEWORK SHAREHOLDERS' AGREEMENT (hereinafter referred to as the "Agreement"), was originally made and entered into on 3/1/1431H, corresponding to the 20th day of December 2009 G, as clarified by a Signing Side Letter also made and entered into on 3/1/1431 H corresponding to the 20th day of December 2009 G, as amended by the First Supplemental Agreement, made and entered into on 14/4/1431 H, corresponding to 30th March 2010 G, as subsequently amended and restated on or around October 2016 G, as novated on 24th December 2016 G, and as further amended and restated pursuant to the Amendment and Restatement Deed made and entered into on 23/10/1440 in the Hejerian calendar, corresponding to the 26th day of June, 2019 in the Gregorian calendar (the "Amendment and Restatement Deed"), by and between:

(1)

SAUDI ARABIAN MINING COMPANY (MA'ADEN), a company organised and existing under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as "Ma'aden"); and

(2)

ALCOA CORPORATION, company organised and existing under the laws of the State of Delaware, USA, whose principal place of business is at 201 Isabella Street, Pittsburgh, PA 15212, USA (herein called "Alcoa"),

(hereinafter jointly referred to as the "Parties" or individually as a "Party").

RECITALS:

(A)

WHEREAS the Parties entered into a joint venture for the development, construction, ownership and operation of an integrated mine, refinery and smelter in the Kingdom of Saudi Arabia (the "Joint Venture"), initially to be developed for (i) the extraction of approximately 4,000,000 tpa of bauxite from the Al Ba'itha bauxite deposit in the Kingdom and (ii) the production of approximately 1,800,000 tpa of alumina and approximately 740,000 tpa of aluminium ((i) and (ii) hereinafter referred to as the "Project"), as well as potential future expansions of the Project;

(B)	WHEREAS Ma'aden and Alcoa entered into a Memorandum of Understanding dated 15 July 2009 (the "MOU") for the implementation of the Project.
(C)	WHEREAS the Parties fully accept the obligations set out in the Gas Allocation Letters and Gas Supply Agreement, without condition or qualification;
(D)

WHEREAS the Parties established limited liability companies in, and under the laws of, the Kingdom, Ma'aden Bauxite and Alumina Company, with commercial registration number 2055012955 and having its registered address at PO Box 11342, Al-Jubail Industrial City 31961, Ras Al-Khair Industrial City, for the Mine and Refinery established on 18/2/1432 H (corresponding to 22 January 2011 G) ("MBAC") and Ma'aden Aluminium Company, with commercial registration number 2055012511 and having its registered address at PO Box 11342, Al-Jubail Industrial City 31961, Ras Al-Khair Industrial City,  for the Smelter established on 2/11/1431 H (corresponding to 10 October 2010 G) ("MAC") (each of MBAC and MAC referred to as a "Company" and collectively as the "Companies") to implement the Joint Venture and to undertake the Project;

(E)	WHEREAS the Parties wish to operate the Companies to undertake the Project as an integrated joint venture for the purposes and on the terms set out in this Agreement; and
(F)	WHEREAS the Parties have agreed that they will offtake the Aluminium in accordance with the principles set out in this Agreement and the terms of the Offtake Agreements.

NOW, THEREFORE, in consideration of the covenants contained herein, the Parties hereto agree as follows:

Execution Version

1	Definitions and Interpretation

1.1Definitions

Whenever used herein and written in initial capital letters, the following terms shall have the meanings respectively defined:

"Act of Insolvency" means, in respect of any person, the occurrence of one or more of the following events (or any event analogous to the following events in any jurisdiction):

(a)	such person is unable, or admits inability, to pay its debts as they fall due in the ordinary course;
(b)	a moratorium is declared in respect of any indebtedness of such person; or
(c)	any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such person other than a solvent liquidation or reorganisation of such person;

(ii)	a composition, compromise, assignment or arrangement with any creditor of such person; or
(iii)

the appointment of a liquidator (other than in respect of a solvent liquidation of such person), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such person or any of its assets, and such action, legal proceedings or other procedure or step is acquiesced to by such person or shall result in the entry of an order for relief or shall remain undismissed for sixty (60) days;

"Additional Term" shall bear the meaning set out in Clause 2.1(b);

"Adherence Agreement" shall bear the meaning set out in Clause 4.8;

"Affiliate" means, in relation to any person, any entity which Controls, or is directly or indirectly Controlled by or under common Control with, such person, provided that (i) no Company shall be deemed to be an Affiliate of any Party, and (ii) no person shall be deemed to be an Affiliate of another person solely because both persons are under common Control of the Government of the Kingdom;

"Agent" means any person engaged to obtain business or regulatory advantage, develop customer relationships, or interface with Governmental Authorities and/or Government Officials;

"Agreed Form" means a form of document which has been agreed by or on behalf of the parties thereto and initialled by or on behalf of the parties thereto for the purposes of identification;

"Alcoa" has the meaning set out in the parties clause;

"Alcoa Nominated Individual" means such contact person as Alcoa may notify to Ma'aden on or before the date of the Amendment and Restatement Deed and from time to time;

"Alumina" means alumina produced by the Refinery as described in Clause 3.6(b)(ii);

"Aluminium" means aluminium produced by the Smelter (and does not include the products of the Rolling Mill) as described in Clause 3.6(b)(iii);

Execution Version

"Amendment Effective Date" means the Alcoa Exit Date, as defined and determined in accordance with the terms of the GARA;

"Ancillary Agreements" means the agreements set out in Part 1 of Schedule 9 and any other agreements that the Parties may agree to identify as Ancillary Agreements from time to time;

"Annual Programme and Budget" shall bear the meaning set out in Clause 12.8(a);

"Applicable Laws" means all legally binding and applicable laws, decrees, directives, orders, regulations or rules of any Governmental Authority, including (for the avoidance of doubt) laws relating to the prohibition of the corruption of public officials which are applicable to the relevant Party, Shareholder, Affiliate or Company (as the case may be) such as the U.S. Foreign Corrupt Practices Act;

"Approved Accounting Firm" means an internationally recognised accounting firm as mutually agreed between the Parties or, failing agreement within five (5) Business Days of being required to agree such firm, any firm from among the largest four international accounting firms at the relevant time;

"Articles of Association" means the articles of association of a particular Company in effect from time to time;

"Auditors" means an Approved Accounting Firm providing audit services that has been appointed in accordance with this Agreement to audit the financial statements of a particular Company and otherwise to perform the functions of an auditor as set out herein;

"Base Case Model" means the base case financial model for each of the Phases developed and approved by the Parties or the Board of Managers of that Company by the milestone dates therefor set out in Schedule 15, as the same may be amended, modified, implemented or replaced from time to time in accordance with this Agreement;

"Bauxite" means bauxite extracted from the Mine as described in Clause 3.6;

"Board of Managers" or "Board" means the board of managers from time to time of a particular Company appointed in accordance with this Agreement and the Articles of Association;

"Break-Off Project" shall bear the meaning set out in Clause 5.10(a);

"Break-Off Project Company" shall bear the meaning set out in Clause 5.10(a);

"Break-Off Project Notice" shall bear the meaning set out in Clause 5.10(a);

"Break-Off Right" shall bear the meaning set out in Clause 5.10(a);

"Budget" means the Project Budget, an Annual Programme and Budget or a Special Programme and Budget and "approved Budget" means a Budget of a particular Company that is approved by the Parties and/or the Board of Managers of that Company (as applicable) in accordance with this Agreement;

"Business Day" means any day on which banks in the Kingdom and New York, U.S.A. are generally open for business and on which instructions to transfer same-day funds can be executed;

"Call Date" shall bear the meaning set out in Clause 14.3(a)(i);

"Cash Call" means all calls for (a) Equity Subscriptions and (b) if determined by the Parties in accordance with this Agreement, advances under Shareholder Loans, made by the relevant Board of Managers to the Parties in their respective Shareholder Percentages in accordance with Clause 4;

Execution Version

"Cast House" means the casting facilities owned and operated by MAC, in accordance with the Cast House Users' Agreement.

"Cast House Users' Agreement" means the agreement dated 3 May 2011 relating to the operation of the Cast House, as amended and/or restated from time to time.

"Chairman" means the chairman of the relevant Board of Managers;

"Closing Date" shall bear the meaning set out in Clause 14.3(a)(iv);

"Commercial Production Date" means 1st October 2016;

"Commercial Register" means the commercial register at the Ministry;

"Commercial Registration" means registration of a particular Company on the Commercial Register;

"Commission Rate" means a commission rate which is calculated as being equivalent to:

(1)

the offered rate per annum for one month deposits in US Dollars which appears on the appropriate page of the Reuters screen or such other page as may replace that page for the purpose of displaying offered rates of lending banks for London interbank deposits at or about 11:00 a.m. (London time) on the first London Banking Day of each month, or, if more than one such rate appears on such page on such day, the arithmetic mean of such rates (rounded upward to the nearest five decimal places); and

(2)

if no such rate appears on the Reuters screen page referred to in paragraph (1) above (or any such replacement page), the arithmetic mean (rounded upwards to the nearest five decimal places) of the offered rates per annum quoted by Barclays Bank, London Branch, and HSBC Bank, London Branch (or their successors in interest), at which deposits in US Dollars for one month are being offered by such banks (or their successors in interest) to prime banks in the London interbank market at or about 11:00 a.m. (London time) on the first London Banking Day of each month; or

(3)

if none or only one of the banks referred to in paragraph (2) above are offering rates for deposits on the terms referred to in that paragraph, the rate per annum quoted by such bank as the Party who does not owe such commission in consultation with the Party that owes such commission may select from time to time at which deposits in US Dollars for one month are being offered by such bank to prime banks in the London interbank market at or about 11.00 a.m. (London time) on the first London Banking Day of each month;

"Companies" and "Company" shall each bear the meaning set out in Recital D;

"Company Law" means the Saudi Arabian Regulations for Companies, Royal Decree No. M/6 dated 22/3/1385H, as amended from time to time;

"Company Policies" shall bear the meaning set out in Clause 8.9;

"Complex" means the manufacturing facility to be constructed by the Companies for the production of the Products, at Ras Al-Khair in the Kingdom, including the Refinery and the Smelter together with certain related facilities to be owned by each relevant Company, as further described and defined in Schedule 7;

"Confidentiality & Non-Disclosure Agreement" means the confidentiality and non-disclosure agreement dated 26/4/1430 H, corresponding to 22/4/2009 G, between Ma'aden and Alcoa;

"Construction Agreement" means (i) any engineering, procurement and construction contract entered into by a particular Company in respect of any material component of the Project or any

Execution Version

relevant Expansion, (ii) any engineering, procurement and construction management (EPCM) contract entered into by a particular Company in respect of any material component of the Project or any relevant Expansion or (iii) any contract, agreement or arrangement substantially similar to the foregoing;

"Control" shall mean in relation to any non‑natural person (the "First Person"), the right of another person or persons acting together, whether in law or in fact (including by way of contract), to secure by means of the holding of shares bearing fifty percent (50%) or more of the voting rights attaching to all the shares in the First Person, or by having the power to control the composition of the board of managers/directors or other governing body of the First Person, that all or a substantial proportion of the affairs of the First Person are conducted in accordance with the wishes of that person or persons acting together, and the expressions "Controls", "Controlled" "Controlling" shall be construed accordingly;

"Cure Period" shall bear the meaning set out in Clause 14.4(e)(ii);

"Deadlock" shall bear the meaning set out in Clause 9.1(a);

"Deadlock Committee" shall bear the meaning set out in Clause 9.2(b)(i);

"Deadlock Referral Notice" shall bear the meaning set out in Clause 9.2(a);

"Deadlock Resolution Procedure" shall bear the meaning set out in Clause 9.2(b);

"Default Amount" shall bear the meaning set out in Clause 14.1(a);

"Default Commission" shall bear the meaning set out in Clause 4.5;

"Default Notice" shall bear the meaning set out in Clause 14.4(a);

"Defaulting Party" shall bear the meaning set out in Clause 14.1;

"Distribution" means: (i) any Share Distribution; (ii) any payment by a particular Company to any of its Shareholders or any of that Shareholder's Affiliates in respect of any Shareholder Loan; or (iii) any payment by a particular Company of any other amount (including by way of loan) to any of its Shareholders or any of that Shareholder's Affiliates (other than pursuant to the terms of any Project Agreement);

"DZIT" means the Department of Zakat and Income Tax of the Kingdom;

"EBIT" means earnings before interest and taxes;

"Effective Date" is 3/1/1431H, corresponding to the 20th day of December 2009 G;

"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) and any mortgage, charge, pledge, lien (other than liens arising by operation of law and securing indebtedness arising in the ordinary course of business not more than seven (7) days overdue), assignment, hypothecation or other priority interest, deferred purchase, title retention, rental, hire purchase, conditional sale, trust, leasing, sale and repurchase and sale and leaseback arrangements, rights of set off and any other agreement or arrangement whatsoever having the same commercial or economic effect as security (including any hold back or "flawed asset" arrangement) over or in any property, asset or right of whatsoever nature and including any agreement for any of the foregoing;

"Equity Subscription" means the subscription by the Parties (or any of them) directly or through any of their respective Affiliates for additional Shares on the basis of a subscription price of ten thousand

Execution Version

Saudi Riyals (SR10,000) per Share, or such other basis as may be approved by the relevant Board in accordance with this Agreement and the Applicable Laws of the Kingdom;

"Event of Default" shall bear the meaning set out in Clause 14.1;

"Excess Alumina" means, in any period, any Alumina produced at the Refinery that is not required for the production of Aluminium at the Smelter and/or to maintain normal Alumina inventory levels during such period;

"Expansion" shall bear the meaning set out in Clause 5.9(a);

"Fair Market Value" shall bear the meaning set out in Clause 18.1;

"Financial Year" means the financial year of a particular Company from January 1 to December 31 each year;

"Financing Agreements" means the credit agreements and associated documents entered into or to be entered into by a particular Company pursuant to which credit facilities will be made available to such Company in connection with the Project;

"Financing Plan" means the financing plan to be developed by the Parties for each Phase and which is intended to be approved by the Parties by the milestone date therefor set out in Schedule 15;

"Foreign Investment Licence" means the foreign investment licence issued by SAGIA authorizing the formation of a particular Company, as the same may be amended from time to time;

"Funding Deadline" shall bear the meaning set out in Clause 4.4(a)(ii);

"Funding Default" shall bear the meaning set out in Clause 14.1(a);

"GARA" means the Global Amendment and Restatement Agreement entered into by, amongst others, Alcoa, Ma'aden and MRC on or about the date of the Amendment and Restatement Deed.

"Gas Allocation Letter 1" means the gas allocation letter dated 21 October 2009, reference 3157/P/F, as may be amended and/or extended from time to time (including the extension letter dated 2 February 2011), in respect of the Project and Rolling Mill from Saudi Aramco (based on the authorisation of the Ministry of Petroleum) to Ma'aden and SWCC;

"Gas Allocation Letter 2" means the gas allocation letter dated 3 June 2015 as may be amended and/or extended from time to time (including the extension letter dated 6 November 2017), in respect of the allocation of dry gas to the Creep Project, Alumina Refinery Debottlenecking Project and Aluminum Smelter Expansion Project (each, as defined therein) from Saudi Aramco (based on the authorisation of the Ministry of Petroleum) to MAC, MBAC and MRC;

"Gas Allocation Letters" means both the Gas Allocation Letter 1 and Gas Allocation Letter 2;

"Gas Supply Agreement" means the Sales Gas Supply Agreement effective as of 22 Rajab 1434 H corresponding to 1 June 2013 in the Gregorian calendar between Saudi Aramco, SWCC and MAC, as may be amended and/or restated from time to time (including the amendment dated 21 December 2017).

"Gate 3 Review" means the formal review of the final feasibility report produced at the completion of the stage 2 engineering for each component of the Project in accordance with the agreed stage gate process.  This report shall describe the basic engineering of the facilities, class 1 cost estimate within a range of +/- ten percent (10%) (or such other level as agreed by the Parties), HAZOP study, technical and financial risk assessment, constructability and operability review, operational readiness review,

Execution Version

level 1 master schedule, value improving processes, final project execution plan, EPC/EPCM contract documentation and any other items as agreed by the Parties;

"GCC Countries" means Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, the United Arab Emirates and any other country which may be designated as a Gulf Cooperative Country from time to time;

"Governmental Authority" means any court or governmental authority, department, commission, board, agency or other instrumentality of any country or jurisdiction or any part thereof having jurisdiction over this Agreement, a Company, a Shareholder, a Party or any asset or transaction contemplated by this Agreement;

"Government Official" means an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority;

"IFRS" shall bear the meaning set out in Clause 12.1;

"Initial Term" shall bear the meaning set out in Clause 2.1(a);

"Intellectual Property" means rights in and in relation to confidential information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

"IP Information" shall bear the meaning set out in Clause 26.4(d);

"Joint Venture" shall bear the meaning set out in Recital A;

"Kingdom" means the Kingdom of Saudi Arabia;

"KSA Controlled Transferee" shall bear the meaning set out in Clause 17.3(a);

"LME" means the London Metals Exchange;

"London Banking Day" means any day on which banks in London, England are generally open for business;

"Ma'aden" has the meaning set out in the parties clause;

"Ma'aden Nominated Individual" means such contact person as Ma'aden may notify to Alcoa on or before the date of the Amendment and Restatement Deed and from time to time;

"MAC" shall bear the meaning set out in Recital D;

"Manager" means a member from time to time of the relevant Board of Managers;

"Material Adverse Effect" means any effect or result which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition, effective management, results or prospects of a particular Company or a subsidiary Controlled by such Company (if any);

"Material Breach" shall bear the meaning set out in Clause 14.1(d);

Execution Version

"MBAC" shall bear the meaning set out in Recital D;

"Mine" means the Al Ba'itha mine in the Kingdom for extracting approximately 4,000,000 tpa of bauxite as more fully described in Schedule 8, as modified pursuant to any Expansion that may occur in accordance with this Agreement;

"Mining Licenses" means the mining and quarrying licenses in respect of the Mine referred to in Schedule 8;

"Ministry" means the Ministry of Commerce and Industry of the Kingdom;

"Ministry of Petroleum" means the Ministry of Petroleum and Mineral Resources of the Kingdom;

"MOU" shall bear the meaning set out in Recital B;

"MRC" means Ma'aden Rolling Company, a limited liability company established on 2/11/1431 H (corresponding to 10 October 2010 G) in accordance with the regulations of the Kingdom of Saudi Arabia and with commercial register number 2055012518, and which owns and operates the Rolling Mill at Ras Al-Khair in the Kingdom;

"Non-Defaulting Party" means the Party who is not the Defaulting Party;

"Notice of the Right to Match the Offer" shall bear the meaning set out in Clause 17.6;

"Offer" shall bear the meaning set out in Clause 17.4;

"Offer Price" shall bear the meaning set out in Clause 17.4(iv);

"Offtake Agreements" means the offtake agreements in the Agreed Form in respect of Aluminium and the Excess Alumina to be entered into by the relevant Companies with each of the Parties;

"Other Project Agreements" means the Project Agreements set out in Part 2 of Schedule 9;

"Paid In Capital" means the aggregate amount of money paid by each Party directly or through any of their respective Affiliates to a Company in connection with the subscription for Shares by such Party or Affiliates in that Company from time to time in accordance with this Agreement;

"Phase" means Phase 1 or Phase 2, as the case may be and "Phases" means both Phase 1 and Phase 2;

"Phase 1" means (following the Gate 3 Review) the design, construction and operation of the Smelter;

"Phase 2" means (following the Gate 3 Review) the design, construction and operation of the Mine and the Refinery;

"PIF" means The Public Investment Fund;

"Pre-Incorporation Materials" means the relevant documents and materials developed by the Parties jointly or otherwise provided by a Party for the purposes of the Project prior to the incorporation of the Companies;

"President" means the president of a particular Company as appointed in accordance with Clause 8.3(c);

"Product" or "Products" means Alumina and Aluminium products produced by MBAC and MAC at the Complex as described in Clause 3.6;

"Project" shall bear the meaning set out in Recital A;

Execution Version

"Project Agreements" means the agreements entered into or to be entered into by a particular Company and/or the Parties and/or either of the Parties (on behalf of that Company) in connection with the Project, with the inclusion of the Ancillary Agreements, the Other Project Agreements, the Financing Agreements and any other agreements which are identified as Project Agreements in accordance with the terms of this Agreement;

"Project Budget" means the overall budget of the Project Costs for the Project to be developed and approved by the Parties by the milestone date therefor set out in Schedule 15, as may be amended, modified, implemented or replaced from time to time pursuant to a resolution of the Parties pursuant to Clause 7.2;

"Project Costs" means the total costs of the Project, including direct project costs, contingency, owner's development costs, penalties for delay to implement the Project by required deadlines, interest due on construction and other financing costs and net working capital funding requirements;

"Proposed Resolution" shall bear the meaning set out in Clause 9.1(a);

"Ras Al-Khair Site" means that portion of the industrial area at Ras Al-Khair (formerly known as Raz Az Zawr) as described in Schedule 7;

"Refinery" means the refinery to be constructed in Ras Al-Khair in the Kingdom initially to produce approximately 1,800,000 tpa of alumina, as more fully described in Schedule 7, as modified pursuant any Expansion that may take place in accordance with this Agreement;

"Remaining Party(s)" shall bear the meaning set out in Clause 17.5(a);

"Required Shareholder Funding" shall bear the meaning set out in Clause 4.2(b);

"Right to Match the Offer Period" shall bear the meaning set out in Clause 17.7(a);

"Rolling Mill" means the facility and assets associated with the production of flat rolled products (can sheet and auto sheet) owned and operated by MRC, located at Ras Al Khair (including used beverage can reclamation unit, hot and cold rolling facilities, slitting and coating lines) and all support assets and processes owned by MRC and directly associated with such facility and assets;

"SAGIA" means the Saudi Arabian General Investment Authority;

"Saudi Riyal" or "SR" means the lawful currency of the Kingdom;

"Security Interest" shall bear the meaning set out in Clause 4.7;

"Selling Party" shall bear the meaning set out in Clause 17.4;

"Senior Debt" means the financing provided by the Senior Lenders for the Project;

"Senior Lenders" means one or more commercial banks, Islamic finance participants, Saudi Arabian public financing institutions and other financial institutions and/or capital markets investors (which for the avoidance of doubt, may include one or more of the Parties and any of their Affiliates) providing debt finance in respect of the Project other than in respect of Shareholder Loans;

"Senior Lenders Commitment Letters" means the letters issued by prospective Senior Lenders evidencing a commitment to provide Senior Debt to the relevant Companies undertaking the relevant Phase of the Project;

"Senior Officers" means the President and other senior officers of a particular Company as set out in Clause 8.3(a);

Execution Version

"Share" means any share of SR10,000 each in the capital of any Company, and "Shareholding" shall be construed accordingly;

"Share Capital" means the capital which constitutes the Paid In Capital from time to time of a Company as set out in its Articles of Association;

"Share Distribution" means any dividend (in cash, property or otherwise) or any other distribution or payment made by a particular Company on or in respect of its Shares, including any distribution of the distributable profits of such Company, or any distribution of the assets of such Company upon any liquidation or winding up of such Company;

"Shared Services Agreement" shall have the meaning set out in Clause 5.10(b);

"Shareholder" means any person directly holding Shares from time to time in accordance with the terms of this Agreement;

"Shareholder Loan" means a subordinated interest free loan by a Shareholder or its Affiliate to a Company pursuant to a Shareholder Loan Agreement;

"Shareholder Loan Agreements" shall bear the meaning set out in Clause 4.3;

"Shareholder Percentage" means, in respect of a Party, the amount (expressed as a percentage) equal to (a) the total Paid In Capital by such Party or its Affiliate in a Company at such time, divided by (b) the total Paid In Capital by all the Shareholders in such Company at such time, and "Shareholder Percentages" collectively refers to the Shareholder Percentage of each of the Parties, which, at the time of formation of a Company, were as set out in Clause 4.1;

"Smelter" means the smelter constructed in Ras Al-Khair in the Kingdom initially to produce approximately 740,000 tpa of aluminium, as more fully described in Schedule 7, as modified pursuant any Expansion that may take place in accordance with this Agreement;

"Smelter Onsite Services Agreement" or "Smelter OSA" means the agreement for the provision of onsite services to the Company by Rio Tinto Alcan Inc. relating to aluminium smelting technologies, as more fully described in Part 2 of Schedule 9;

"Smelter Technology Transfer Agreement" or "Smelter TTA" means the agreement for the licensing of certain of Aluminium Pechiney's Intellectual Property in aluminium smelting technologies and provision of related services to a particular Company, as more fully described in Part 2 of Schedule 9;

"SOCPA" shall bear the meaning set out in Clause 12.1;

"Special Programme and Budget" shall bear the meaning set out in Clause 12.8(a);

"SWCC" means the Saline Water Conversion Corporation in the Kingdom;

"Transfer Date" means, in respect of any transfer of Shares, the date of signature before the competent notary public in the Kingdom of the amendment of the Articles of Association necessary to give effect to such transfer in accordance with Clause 17.9;

"Transferable Interests" means, in respect of any Party, all Shares and Shareholder Loans held by such Party and its Affiliates;

"Transfer Notice" shall bear the meaning set out in Clause 17.5;

"US Dollar" or "US$" shall mean the lawful currency of the United States of America;

Execution Version

"Value Added Project" means any capital investment project to be implemented after the date of this Agreement and which is intended to be located within the Kingdom which relates to (a) downstream add-on products which could be produced using outputs generated by the Project (for the avoidance of doubt, not including the Rolling Mill or any expansions thereto) or (b) upstream inputs used in the Project (for the avoidance of doubt, not including the Refinery or any Expansions thereto);

"Valuer" shall bear the meaning set out in Clause 18.2; and

"year", "month", "week" and "day" mean a calendar year, calendar week, calendar month and a calendar day respectively of the Gregorian calendar.

1.2	Interpretation

In this Agreement:

(a)

References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof).

(b)

References to Recitals, Clauses, Schedules and paragraphs are to Recitals and Clauses in, and to Schedules and paragraphs of Schedules to, this Agreement.  The Recitals and Schedules shall be deemed to form part of this Agreement.

(c)	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.
(d)	Headings are inserted for convenience only and shall not affect construction.
(e)	References to the Parties and the Shareholders include their respective successors and permitted assigns.
(f)

References to persons shall include any individual, any form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, association, organization or trust (in each case whether or not having a separate legal personality).

(g)	The word "include" and its derivatives shall be deemed to include the proviso that it is "without limitation".
(h)	The masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.
1.3	Third Party Rights

Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a Party to this Agreement has no right to rely upon or enforce any term of this Agreement.

2	Term of the Agreement; Parent Company Guarantee
2.1	Term of the Agreement
(a)

The term of this Agreement and the Joint Venture shall be from 20 December 2009 G until 22 January 2041 G, being the date falling thirty (30) years after the date that the last of the Companies (MBAC) was registered in the Commercial Register (the "Initial Term").

(b)	At the expiry of the Initial Term, this Agreement shall be automatically renewed for an additional term of twenty (20) years on the same terms and conditions, unless the Parties agree

Execution Version

otherwise at least two (2) years prior to the expiry of the Initial Term or unless terminated earlier in accordance with this Agreement ("Additional Term").
(c)

The Parties may agree to extend the term of this Agreement and the Joint Venture beyond the end of the Additional Term, by successive ten (10) year periods, by mutual agreement of the Parties at least five (5) years prior to expiry of the then current term.

(d)

If the Parties are unable to agree on an extension of the term of this Agreement and the Joint Venture pursuant to paragraph (c) above, prior to a liquidation of the Companies pursuant to the provisions of Clause 16.3, the Parties will seek to negotiate a purchase by one Party of the other Party's Transferable Interests at a Fair Market Value pursuant to the procedures, and consistent with the valuation principles, set forth in Clause 18.

2.2	Parent Company Guarantee

Alcoa shall issue or shall procure the issuance by its ultimate parent company if applicable of a parent company guarantee in respect of its Affiliates that are Shareholders in a Company in the form set out in Schedule 1. Such parent company guarantee shall be issued to Ma'aden prior to or simultaneously with the first issuance of Shares to any Alcoa Affiliate.

3	Establishment of a particular Company
3.1	[INTENTIONALLY OMITTED]
3.2	[INTENTIONALLY OMITTED]
3.3	Project Milestones
(a)

From the Effective Date, the Parties shall use their best efforts to progress the development of the Project including achieving the milestones set out in Schedule 15 by the respective milestone dates.  As the Project is progressed as aforesaid, the Parties shall, and shall procure that each Company shall, further develop and approve:

(i)	the Project Budget;
(ii)	the Base Case Model for each Phase;
(iii)

the Financing Plan for each Phase including a commitment by each of the Parties to provide the Required Shareholder Funding specified in the Financing Plan together with the Senior Lenders Commitment Letters in respect of such Phase; and

(iv)	the material Project Agreements as specified in Schedule 15.
(b)	[INTENTIONALLY OMITTED]
(c)	[INTENTIONALLY OMITTED]
(d)	[INTENTIONALLY OMITTED]
(e)	[INTENTIONALLY OMITTED]
(f)	[INTENTIONALLY OMITTED]
(g)	[INTENTIONALLY OMITTED]

Execution Version

3.4	[INTENTIONALLY OMITTED].
3.5	Details of each Company

The Parties acknowledge and agree that:

(a)

Each Company has been formed for a period of fifty (50) years starting from the date of its registration in the Commercial Register, as may be extended pursuant to the terms of the Articles of Association and this Agreement;

(b)	Notwithstanding paragraph (a) above, the term of the Joint Venture shall be as specified in Clause 2.1;
(c)

The names of the Companies may be amended to such other name as may be approved by the Parties from time to time in accordance with this Agreement and set out in, or in an amendment to the Articles of Association of such Company which have been duly filed and/or registered in the Commercial Register in accordance with Applicable Laws of the Kingdom;

(d)

The registered office of each Company shall be in Jubail in the Kingdom, or such other place in the Kingdom as may be approved by the Parties from time to time in accordance with this Agreement and set out in an amendment to the Articles of Association of such Company which has been duly filed and/or registered with the Commercial Register in accordance with Applicable Laws of the Kingdom;

(e)

Each Company shall be domiciled in the Kingdom and shall not conduct business in any jurisdiction other than the Kingdom, except as may be necessary or incidental to the Project, without the prior approval of the relevant Board of Managers given in accordance with this Agreement.

3.6	Purpose
(a)

The Parties acknowledge and agree that (i) the Companies are a profit centre separate to each of the Parties' other business(es), and (ii) subject to the terms and conditions of this Agreement, the Parties shall procure (either directly or through the relevant Shareholders appointed by them) that each Company shall conduct its affairs, and each of the Parties shall (and shall procure that the relevant Shareholders appointed by them shall) conduct its dealings with such Company, in such a way as to promote the Company's business and the profitability of the Project.

(b)

The Parties acknowledge and agree that the purpose of each Company is and shall be to engage in the following commercial activities, subject to the terms and conditions of this Agreement and in accordance with the contractual arrangements by which it is bound:

(i)	Collectively, the development, construction, ownership and operation of the Mine, the Refinery and the Smelter in the Kingdom;
(ii)	In the case of MBAC, initially the extraction of approximately 4,000,000 tpa of Bauxite from the Al Ba'itha bauxite deposit in the Kingdom and the production of approximately 1,800,000 tpa of Alumina;
(iii)	In the case of MAC, initially the production of approximately 740,000 tpa of Aluminium (the "Products"); and
(iv)	Implementation of Expansions of the Project, and production of the resulting increased quantities of the Products.

Execution Version

(c)

The Parties acknowledge that priority on the allocation and marketing of Excess Alumina will be given to Expansions of the Smelter, followed by domestic demand and then to export to international markets.

(d)

In accordance with the Gas Allocation Letters and as referred to in Clause 5.5, the Parties acknowledge and agree that the Companies are required to support the development of downstream businesses in the Kingdom.

4	Share Capital and Funding by Shareholders
4.1	Share Capital
(a)	The Parties acknowledge that, on incorporation of each Company, the Shareholder Percentages of that Company were as set out in the tables below:
(i)	In the case of MBAC:

Shareholder	Shareholder Percentage
Ma'aden	74.9%
AWA Saudi Limited	25.1%
TOTAL:	100%

(ii)	In the case of MAC:

Shareholder	Shareholder Percentage
Ma'aden	74.9%
Alcoa Saudi Smelting Inversiones S.L.	25.1%
TOTAL:	100%

(b)	Each Share shall entitle the holder thereof to one (1) vote on each matter coming before the Shareholders.
(c)

Notwithstanding anything to the contrary contained in the Articles of Association of each Company, each Share shall entitle the holder thereof to receive Share Distributions in accordance with Clause 11 of this Agreement.

4.2	Required Shareholder Funding
(a)	[INTENTIONALLY OMITTED].
(b)

The Board of Managers may from time to time issue a Cash Call to the Shareholders in accordance with their Shareholder Percentages for Equity Subscriptions and, Shareholder Loans (in the proportions determined by the Parties), in accordance with approved Budgets including the Project Budget. The Equity Subscriptions and Shareholder Loans shall each separately be proportionate to the Shareholder Percentages of the respective Shareholders. The Parties shall procure that the relevant Shareholders nominated by them shall pay or

Execution Version

advance such funds to such Company and, in respect of any Equity Subscription, the Paid In Capital of each of the Shareholders in the Company shall be adjusted accordingly. For the purposes of this Agreement, "Required Shareholder Funding" shall comprise all funding that the Shareholders (or any of them) have advanced or are required to advance (or procure the advancing of) to each Company in accordance with the approved Budgets or as otherwise required in accordance with this Agreement, including by way of Equity Subscriptions and Shareholder Loans (but shall exclude any Senior Debt provided by a Shareholder or its Affiliates).

4.3	Shareholder Loans

In the event that the Parties determine that a Cash Call issued by a particular Board of Managers should comprise in whole or part Shareholder Loans, the Parties shall procure that the Shareholders shall each, and shall also procure that such Company shall, within fifteen (15) days of the request by the Board of Managers to do so, execute one or more subordinated loan agreements between the relevant Shareholders and such Company (the "Shareholder Loan Agreements") requiring the relevant Shareholders to advance amounts to such Company pursuant to Cash Calls in accordance with Clause 4.2(b).

4.4	Form and Manner of Funding by Shareholders
(a)	Unless otherwise approved by the Board of Managers of a relevant Company in accordance with this Agreement, all Cash Calls by each Board of Managers shall:
(i)

be in an amount that corresponds to an approved Budget (which shall be referenced in the Cash Call), be given at such times and in respect of such amounts as correspond to the cash requirements of the particular Company and, to the extent possible, correspond with the timing contemplated by such approved Budget;

(ii)

be made by notice in writing to all Shareholders not less than ten (10) Business Days prior to the date (the "Funding Deadline"), which shall be a Business Day, by which such Required Shareholder Funding subject to the Cash Call is required to be made;

(iii)	specify the amount required to be advanced by the affected Shareholder(s) in accordance with this Agreement;
(iv)	specify whether the amount is required to be advanced by way of Equity Subscription and/or Shareholder Loan;
(v)	specify the Funding Deadline; and
(vi)	set out details of the bank account of the Company into which the Required Shareholder Funding subject to the Cash Call should be deposited.
(b)

All Required Shareholder Funding pursuant to this Clause 4 shall be made in the form of cash and in respect of equity shall be made in Saudi Riyals and in respect of Shareholder Loans shall be made in either Saudi Riyals or US Dollars, as agreed by the Parties.

(c)

All Shareholder funding made under this Clause 4 shall be directly deposited into a separate bank account of the relevant Company established for such purpose which shall be specified in the relevant Cash Call and (together with any interest or investment income earned thereon) shall be the absolute property of such Company for its own account and used by such Company in accordance with this Agreement.

(d)	Subject to Applicable Laws in the Kingdom and Clause 7.2(a)(ii), when considered appropriate by the relevant Board of Managers, including for purposes of avoiding potential

Execution Version

application of Article 181 of the Company Law, the Parties shall procure that the Shareholders shall promptly resolve and otherwise procure and take all steps and execute and deliver all instruments necessary or desirable, including without limitation amending the Articles of Association of the relevant Company (without requiring separate approval under Clause 7.2(a)), to convert Shareholder Loans into Share Capital by releasing and discharging such principal amount of Shareholder Loans (then outstanding from each Shareholder to the relevant Company) in consideration for the issuance by the Company of that number of Shares so as to increase the Share Capital to an appropriate level. Any Shareholder Loans so converted shall be converted into Shares pro rata to the then Shareholder Percentages of the Shareholders and in a manner which does not vary the Shareholder Percentages of the Shareholders post conversion.

4.5	Default Commission Rate

If a Shareholder fails to pay or advance an amount in accordance with this Clause 4 by the Funding Deadline, the unpaid amount of such Required Shareholder Funding shall bear a commission (the "Default Commission") from and after the date due to the date such amount is paid at a rate per annum equal to the Commission Rate plus two percent (2%), payable upon demand by the relevant Company or the non-defaulting Shareholder or, failing such demand, monthly in arrears. Any calculation of Default Commission under this Clause 4.5 shall be made on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

4.6	Limitations and Shareholder Funding

No Party, nor any of its Affiliates that are Shareholders in a particular Company, shall be under any obligation to provide funding, directly or indirectly, to a Company except pursuant to this Clause 4, Clause 10 or Clause 12.9.

4.7	Pledge

Except as required pursuant to, and subject to, the terms of the Financing Agreements, no Shareholder may pledge, mortgage, charge or grant any other security interest ("Security Interest") over all or any part of its Shares or Shareholder Loans unless such Shareholder obtains the prior written consent of the other Shareholder to such Security Interest.

4.8	Adherence Agreement

A person who is not a Shareholder shall not acquire, or be permitted to acquire, any Shares or Shareholder Loans in a Company: (1) other than in accordance with and pursuant to the provisions of this Agreement; and (2) unless such person shall have first executed an Adherence Agreement to this Agreement in the form attached hereto as Schedule 5 ("Adherence Agreement") on or prior to the completion of such acquisition of any Shares or Shareholder Loans. Without limiting the foregoing, Alcoa intends to hold its Shares in each of the Companies through an Affiliate and shall procure that each such Affiliate shall enter into an Adherence Agreement on or prior to the issuance of any Shares to such Affiliate. The Parties acknowledge that on receipt of an Adherence Agreement in accordance with the terms of this Agreement, a New Shareholder (as defined in the form of the Adherence Agreement) shall be deemed to have been added as a party to this Agreement and all references to Shareholder or Shareholders, shall include the New Shareholder.

Execution Version

4.9	[INTENTIONALLY OMITTED]
5	Responsibilities of the Parties
5.1	Roles of the Parties

The organization, development, and operation of each Company and the Project will capitalize on the strengths and experience brought by each of the Parties, who will provide such assistance pursuant to the terms of this Agreement and the Ancillary Agreements.

5.2	Role of Ma'aden

Alcoa acknowledges and agrees that Ma'aden possesses extensive experience and know‑how in respect of mining, infrastructure, local regulatory compliance, local procurement of goods and services, land related matters and project development in the Kingdom.  Accordingly, the Parties shall ensure that each Company shall consult with Ma'aden, and Ma'aden (or as the case may be, its Affiliates) shall provide assistance and support to such Company and, as applicable, shall perform other specified services and obligations, with respect to such matters in the manner provided in, and upon and subject to the terms and conditions of, the relevant agreements entered into by Ma'aden (or as the case may be, its Affiliates) with the Companies from time to time, subject to Clause 8.5(b) of this Agreement.

5.3	Role of Alcoa

Ma'aden acknowledges and agrees that Alcoa possesses extensive experience and know-how with respect to bauxite mining, alumina refining, aluminium smelting and rolling mill operations. Accordingly, the Parties shall ensure that each Company shall consult with Alcoa, and Alcoa (or, as the case may be, its Affiliates) shall provide assistance and support to such Company and, as applicable, shall perform other specified services and obligations, with respect to such matters provided in, and upon and subject to the terms and conditions of the relevant agreements entered into by Alcoa (or its Affiliates) with the Companies from time to time, subject to Clause 8.5(b) of this Agreement.

5.4	Aluminium Offtake
(a)

The Parties (or one of their respective Affiliates), MAC and MRC have entered into the Cast House Users' Agreement under which MAC will co-ordinate the provision of cast house services, including to MRC.

(b)

Subject to paragraph (c) below, the Parties or such of their respective Affiliates have entered into an offtake agreement with MAC for the purchase of their pro rata share (based on their Shareholder Percentage in relation to MAC) of Aluminium.

(c)

The Parties shall procure that MAC shall allocate such quantities of Aluminium to MRC as are required for the operation of the Rolling Mill pursuant to the MRC APA for so long as such agreement remains in force, and such allocated quantities shall be taken to reduce the amount of Aluminium provided by MAC and available to Parties pursuant to paragraph (b) above.

(d)	[INTENTIONALLY OMITTED].
(e)

The Parties shall use their reasonable efforts to (i) assist MAC in obtaining the required LME registration for Aluminium to be produced by it, and (ii) ensure that such registration is obtained in a timely manner. Each Party shall bear its own costs in relation to assisting MAC in obtaining the LME registration pursuant to this Clause 5.4.

Execution Version

5.5	Support for Downstream Industry and Priority to the Domestic Market
(a)

In accordance with the Gas Allocation Letters, the Parties (or their Affiliates) shall, in priority to export markets, enter into long-term supply agreements with companies in the Kingdom that wish to purchase raw materials from among the Products produced by each Company and, where applicable, sold to the Parties (or their Affiliates) under each Parties' Offtake Agreement with the relevant Company (as specified in Schedule 9) (if applicable).

(b)

Such supply agreements shall be long-term supply agreements based on competitive terms and conditions, including market based pricing, and, where applicable, on the terms outlined in the Parties' respective Offtake Agreements with the relevant Company. Furthermore, the Parties shall work diligently to promote and support the establishment of downstream industries in the Kingdom, based on the Products produced by MAC.

5.6	[INTENTIONALLY OMITTED]
5.7	[INTENTIONALLY OMITTED]
5.8	Alumina Supply Arrangements and Excess Alumina
(a)

During the period between the date on which the Smelter becomes operational and the date on which the Refinery begins to supply the Smelter's requirements for Alumina, upon request of MAC, Alcoa (or its Affiliates) will supply Alumina to MAC in such quantities and at such times as requested, and at a market price formula agreed by the Parties. If at any time thereafter MBAC becomes unable, including due to operational interruptions in Alumina production, to supply MAC's requirements for Alumina, Alcoa will offer its and its Affiliates' services as agent to locate other sources of Alumina in the market.

(b)

Alcoa will also offer, as agent, to market any Excess Alumina that MBAC may have available for sale from time to time at prevailing market prices and in return for a reasonable commission to be agreed.

5.9	Capacity Expansions
(a)

The Parties acknowledge that it is their intention to implement future capacity expansions across all elements of the Project in the manner described in this Agreement ("Expansion") and to consider engaging in or otherwise supporting downstream manufacturing.

(b)

Any Party may require a particular Company to undertake a feasibility study into any potential Expansion.  The Parties agree that decisions to implement Expansions shall be taken, in good faith, based on the commercial, economic and strategic viability of the Expansion, following the completion of the feasibility study by such Company. Any decision to implement any Expansion shall be made in accordance with the provisions of Clause 8.5(b).

(c)	An Expansion shall be financed in accordance with a financing plan for such Expansion that has been approved by the relevant Board of Managers in accordance with this Agreement.
(d)

Each Party shall, and shall procure that the relevant Manager(s) appointed by it, act and vote reasonably and in good faith in connection with the approval of an Expansion and, if approved, in relation to the implementation and financing of the Expansion.

(e)

In the context of an Expansion carried out by a particular Company, the Parties shall endeavour to cause such Company (i) to minimise any disruption in the production levels of the Project, including the Mine and/or the Complex, during the period in which the Expansion is effected and (ii) to procure that the Expansion is effected in accordance with good industry practice.

Execution Version

(f)

Each Party shall, and shall procure that any of its Affiliates that are Shareholders shall, execute such documents as necessary in order to ensure the intent of this Clause 5.9 is achieved, including to effect such amendments as may be necessary to reflect the increase in capacity of the Mine and/or the Complex, the relevant Company's capital and its ownership, and to amend its Articles of Association and such Company's Commercial Registration accordingly.  Where a decision to implement an Expansion within the relevant Company is taken by its Board of Managers in accordance with Clause 8, each Party shall, and shall procure that any of its Affiliates that are Shareholders shall, exercise their voting rights and do all such things and execute all such documents as may be required to give effect to such decision of such Board of Managers.

5.10	Break-Off Projects
(a)

If Ma'aden makes an Expansion proposal in accordance with Clause 5.9 and such Expansion proposal is not approved by the relevant Board of Managers in accordance with this Agreement at two (2) non-successive Board meetings of the relevant Company, held at least five (5) months apart, at which such Expansion proposal is presented for approval, then Ma'aden shall have the right (the "Break-Off Right") itself or through an Affiliate to proceed to develop, construct, own and operate the Expansion to which such Expansion proposal relates (the "Break-Off Project").  Ma'aden may develop, construct, own and/or operate the Break-Off Project either itself or through a special purpose project company (the "Break-Off Project Company") which it Controls. The Break-Off Right shall terminate if (i) Ma'aden has not given formal notice to the relevant Company (the "Break-Off Project Notice") of its intention to proceed with such Expansion within the period of sixty (60) days after the second of the two non-successive Board of Managers meetings where the relevant Board of Managers resolved not to proceed with such Expansion, or (ii) notice to proceed under the relevant Construction Agreements for the Break-Off Project is not given within eighteen (18) months of the date of the Break-Off Project Notice.  For the avoidance of doubt, if any Break-Off Right so terminates, the proposed Expansion (or any Expansion substantially similar to such proposed Expansion) must again be submitted to the relevant Company in accordance with Clause 5.9.

(b)

If Ma'aden gives a Break-Off Project Notice pursuant to paragraph (a) above, the relevant Company shall, and the Parties shall procure that the other Shareholders shall procure that such Company shall, negotiate in good faith with Ma'aden, its Affiliates and/or the Break-Off Project Company with a view to such Company entering into a shared services agreement (a "Shared Services Agreement") with Ma'aden, its Affiliate and/or the Break- Off Project Company pursuant to which such Company shall provide certain services and/or make available certain facilities in order to support and facilitate the development, construction and operation of the Break-Off Project.  In connection with any such negotiations, the Parties shall ensure that the following principles shall be applied by the parties to such negotiations:

(i)	the relevant Company and Ma'aden, its Affiliates and/or the Break-Off Project Company shall cooperate in relation to the conduct of the Project and the Break-Off Project;
(ii)

the relevant Company shall, to the extent that doing so does not disrupt the Project, seek to accommodate the needs of the Break-Off Project, including, for the avoidance of doubt, allowing the Break-Off Project to interface with and share the plant and facilities of the Project, at the cost of Ma'aden, its Affiliates and/or the Break-Off Project Company; and

(iii)	the relevant Company shall provide such reasonable supplies including intermediate Products, services, leases, licences, easements and other rights and facilities as are

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reasonably requested by the Break-Off Project, provided that such Company shall only be obliged to provide services to the Break-Off Project:
(A)	to the extent that it has spare capacity, taking into account its current or reasonably predicted future usage of that capacity;
(B)	provided that there are no technical incompatibilities which reasonably could be expected to have an adverse effect on the Project and which cannot reasonably be overcome;
(C)	provided that no capital expenditures are required of such Company, or alternatively the Break-Off Project funds such capital expenditure;
(D)	provided that the arrangements do not adversely impact on the security and regularity of supplies of energy and raw materials to such Company; and
(E)	provided that the provision of such services would not prejudice the efficient current and planned future production of Aluminium by the Project.

For the purpose of this Clause 5.10(b)(iii), services, leases, easements and utilities shall be provided on a "full cost" basis (including capital and operating costs).  If so required by the Break-Off Project, any intermediate Products, intellectual property licences or other rights and facilities shall be provided on a reasonable basis to be agreed with reference to the cost to the relevant Company of providing such, as well as to the advantage to the Break-Off Project in receiving rather than resorting to a third party provider (if available).

The Parties shall ensure that the Shared Services Agreement shall contain provisions requiring the Break-Off Project Company to comply with detailed reporting requirements, including as regards submitting to the relevant Company monthly progress reports during the pre-commercial operation phase of the Break-Off Project and quarterly operations reports post commercial operation of the Break-Off Project.  All reports shall be in such form and provide such information as is customary and shall further contain such additional information as the relevant Company may reasonably request from time to time.

5.11	Value Added Projects
(a)

If a Party or any of its Affiliates wishes to develop, construct, operate or otherwise implement, or participate in, any Value Added Project, it may, but shall not be obliged to, inform the relevant Company and the other Party proposing that such Company implement, or participate in, the Value Added Project. In such event, the Party shall set out such details of the proposed Value Added Project as are reasonably necessary to enable the relevant Board to make a reasoned judgement concerning the merits of such Value Added Project. Notwithstanding the foregoing, if any such Value Added Project is likely to be a substantial supplier to, or customer of, a Company (measured either by revenues or by percentage of total purchases or sales), the relevant Party shall inform the other Party and the relevant Company, and the Parties shall consult on the effects on the relevant Company of any arrangement proposed to be entered into between the Value Added Project and such Company but, for the avoidance of doubt, informing the other Party and such Company as aforesaid should not be deemed to be an offer to participate in the Value Added Project.

(b)

If the implementation of, or the participation in, a Value Added Project proposed by a Party in accordance with paragraph (a) above is approved by the relevant Board of Managers in accordance with this Agreement, the Parties shall procure that the relevant Company proceeds to implement, or participate in (as applicable), such Value Added Project in such manner as is determined by such Board of Managers.

Execution Version

(c)

If the implementation of, or participation in, a Value Added Project proposed by a Party in accordance with paragraph (a)  above is not approved by the relevant Board of Managers within ninety (90) days of such Board meeting at which the proposal was first presented to the Board of Managers for approval, then the Party whose appointed Manager(s) voted in favour of such Value Added Project at such Board of Managers meeting shall be entitled itself or through an Affiliate to implement, or participate in, the Value Added Project (on a basis substantially similar to that set out in the relevant notice) outside the relevant Company in partnership, joint venture or in such other relationship with any other person as such Party may determine.

(d)

Notwithstanding the foregoing provisions of this Clause 5.11, each Party shall use its reasonable efforts to procure that the relevant Company shall not implement, or participate in, any Value Added Project in a manner that would constitute, or cause such Company to commit, a breach of such Company's obligations under any Project Agreements or Financing Agreements.

5.12	Responsibilities under the Gas Allocation Letter

The Parties agree and acknowledge that a failure to satisfy the requirements of the Gas Allocation Letter 1 resulting in a claim under the Gas Allocation Letter 1 is a risk of the Project to be borne by the Parties in proportion to their respective Shareholder Percentages.

5.13	Provision of Information by Parties and the Companies
(a)

In regard to the operations of the Companies and all matters governed by this Agreement, if a Party, a Shareholder or a Company becomes aware that any of its (or its Affiliate's) or the Companies' directors, employees or Agents have, or in the future will, pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing that any portion of such exchange is for the purpose of:

(i)

influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, a Company or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;
(iii)

inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, a Company or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to a Government Official,

that Party, Shareholder or Company, as the case may be, shall promptly inform the Board of the relevant Company.

(b)

Where as a result of an activity carried on or proposed to be carried on by a Company a Governmental Authority makes an enquiry or request for information in relation to a legal, compliance or regulatory requirement of such Company or Party under Applicable Laws, the Parties shall co-operate with one another and the Company in relation to that enquiry or request for information. Upon request by a Party or a Company, as the case may be, the other Party (or Parties in the case of a request made by a Company) shall provide all reasonable information and assistance required by such Party or Company in respect of such enquiry or request for information.

Execution Version

(c)

Subject to Applicable Laws, Ma'aden shall procure that each of the Companies provides, or where such information is not held by the relevant Company but held by Ma'aden or an Affiliate of Ma'aden, Ma'aden shall provide, to Alcoa:

(i)

the information referred to in Schedule 16 (Information Undertakings) relating to the relevant Company, as and when required under such Schedule 16, with such information to be provided by the Ma'aden Nominated Individual to the Alcoa Nominated Individual; and

(ii)	upon reasonable advance notice from the Alcoa Nominated Individual to the Ma'aden Nominated Individual, such information in order to enable Alcoa to:
(A)	be kept properly informed about the business and affairs of the relevant Company and generally to protect Alcoa or its Affiliates' interests as a Shareholder; and/or
(B)	comply with any obligations to which it is subject under the Applicable Laws.

Such information rights are without prejudice to, and in no way limit the Parties' respective rights to access information regarding any of the Companies under any agreement or at law. For the avoidance of doubt, this Clause 5.13(c) does not apply to any information relating to any businesses or interests held by Ma'aden or its Affiliates that are not related to the Companies.

6	[INTENTIONALLY OMITTED]
7	Shareholders' Meetings
7.1	Shareholders' Meetings

The Shareholders shall act through general meetings duly held and resolutions duly adopted in accordance with the terms and conditions of this Agreement, the Articles of Association and Applicable Laws in the Kingdom.  To the extent permitted by Applicable Laws in the Kingdom, a Shareholder may participate in Shareholders' Meetings in person or by video conference or tele-conference, and/or may appoint a proxy or proxies to represent it in such meetings.

7.2	Supermajority Items
(a)

The Parties agree that no action taken by any Company with respect to any of the following matters shall have any effect, in each case unless and until such matter shall have been approved by a resolution passed at a duly convened meeting of the Shareholders of the relevant Company at which a quorum is present by the affirmative votes of the relevant Shareholders in attendance or duly represented at such meeting who are entitled to vote on such resolution in accordance with this Agreement and holding in the aggregate not less than seventy five percent (75%) of the Share Capital:

(i)	Any amendment of the Articles of Association (including any change of name of the Company) other than in accordance with Clauses 4.4(d);
(ii)

Any change in the business object or shareholding structure of the Company, including any increase or reduction in the Share Capital or issuance of Shares or options on Shares by the Company (other than any increase in the Share Capital or issuance of Shares previously authorised in connection with the Required Shareholder Funding);

Execution Version

(iii)	Any liquidation or winding up of the Company (including voluntary dissolution of the Company);
(iv)	Any sale or other disposition of all or a substantial part of the Company's business or assets, or any merger of the Company with or into any other entity;
(v)

(A) any decision to suspend or curtail (except for any forced or emergency shutdowns, any shutdowns which are required for planned maintenance works or any suspension or curtailment required under a written request, instruction or order from any Governmental Authority), or following such suspension or curtailment, to resume, all or any part of a Company's production or operations; (B) any decision to permanently cease a Company's production or operations; and/or (C) in respect of MAC, MAC providing notice of its intention to suspend or curtail, or following a suspension or curtailment, to resume, all or any part of its production or operations, or permanently cease its production or operations and consequently serve any suspension notice (including a notice to extend, shorten or end a suspension period) or any termination notice, under the aluminium purchase agreement between MAC and MRC, the aluminium purchase agreement between MAC and Ma'aden; and the aluminium purchase agreement between MAC and Alcoa Inespal S.L.U.;

(vi)	Appointment, replacement, or removal of the Company's Auditors;
(vii)

Any decision regarding the distribution of the Company's available profits other than in accordance with Clause 11.1, including without limitation, any decision to establish reserves other than the statutory reserve or to carry forward the Company's profit balance in whole or in part to the next Financial Year;

(viii)	Any decision regarding Managers' remuneration; or
(ix)	The approval and any subsequent amendment of the Project Budget.
(b)

The Parties shall, and shall ensure that any of their Affiliates that are Shareholders shall, vote for any amendment to the Articles of Association, change in shareholding structure of a Company, or decision regarding distribution of a Company's available profits where required to give effect to the rights and obligations of the Shareholders specifically provided for in this Agreement.

(c)

Other than as regards matters enumerated in Clause 7.2(a), the Parties agree that no action by a Company which requires Shareholder approval pursuant to this Agreement or under Applicable Laws of the Kingdom shall have any effect until such matter shall have been approved by a resolution passed at a duly convened meeting of the Shareholders at which a quorum is present by the affirmative votes of the relevant Shareholders in attendance or duly represented at such meeting who are entitled to vote on such resolution in accordance with this Agreement and holding in the aggregate at least fifty one percent (51%) of the Share Capital of the relevant Company.

(d)

If any matter has been approved by the relevant Board of Managers in accordance with the Agreement or any action is required to be taken by a Company or any Shareholder in accordance with the Agreement, and such matter requires the approval or ratification by the Shareholders in accordance with Applicable Laws of the Kingdom, then the Parties shall procure that such approval or ratification is promptly given.

Execution Version

7.3	Language

The resolutions of the meeting of Shareholders shall be laid down in writing in the Arabic language and the English language. For purposes of any proceedings conducted pursuant to Clause 21.3 the English language version of any such resolution shall prevail.

8	Board of Managers
8.1	Appointment of Managers to each Company
(a)

Except in relation to those matters reserved to the Shareholders, each Company shall be managed by a Board of Managers, which will consist of five (5) Managers.  Ma'aden will appoint three (3) Managers, and Alcoa (or its Affiliate) will appoint two (2) Managers, to such Company.  Each of Ma'aden and Alcoa (or its Affiliate, as aforesaid) will also appoint an Alternate Manager, who will also participate in meetings of the relevant Board of Managers, but will have no vote unless expressly authorized to vote pursuant to sub-paragraph (f) below.

(b)	Unless otherwise agreed between the Shareholders of a particular Company, Ma'aden shall appoint the Chairman of each Company.
(c)

The relevant Board of Managers shall have full authority to act on behalf of the Company to which they have been appointed, in accordance with the terms and conditions of this Agreement and the Articles of Association. All appointments of Managers shall be effected by written notice to such Company and the other Party.

(d)

To the extent permissible under Applicable Laws of the Kingdom, meetings of the Board of Managers may be held by conference call or video conference. Meetings of the Board of Managers shall be held on a quarterly basis.

(e)

Meetings of the relevant Board of Managers shall be held at the head office of such Company or at such other places as may be agreed by a majority of the Managers of that Company. Meetings shall be held at such times as specified by the Chairman of that Company. The notice shall include the agenda and all documents pertaining to the business to be transacted at the meeting.  The relevant Board of Managers may waive or modify the requirement for notice (including the duration of the notice) with the written consent of all the relevant Managers either prior to or at the commencement of the meeting and before any other business is transacted.

(f)	A Manager may grant a proxy to any other Manager appointed by the Shareholder appointing such Manager to attend meetings of the Board of Managers and to vote on his behalf.
(g)	Resolutions of the Board of Managers may be passed by written resolution.
(h)

Unless otherwise agreed between the Parties, vacancies will be promptly filled by the Shareholder having the right to appoint a Manager to the vacant seat, such that the composition of the Board of Managers of any particular Company shall at all times be in accordance with this Agreement.

(i)

Subject to paragraph (f) above and Clause 8.5(a), each Manager shall have one (1) vote, and the Chairman shall not have any additional voting power (including any casting vote) by virtue of his position.

(j)	The Chairman shall be a Manager and shall have the authority set out in the Articles of Association, such authority to be exercised in accordance with the decision of the Board of Managers.

Execution Version

8.2	Removal of Managers

The Party or its Affiliate being a Shareholder who appointed a Manager (or an alternate) may remove that Manager (or such alternate) at any time by written notice to the relevant Company and the other Party. In the event that a Manager is removed or resigns or becomes incapacitated or otherwise unable to serve for any reason, the Party or its Affiliate being a Shareholder who appointed him shall promptly appoint a replacement. Any Party or its Affiliate being a Shareholder removing a Manager appointed by it or them in accordance with the relevant provisions of the Articles of Association shall be responsible for and shall hold harmless the other Party and the relevant Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings, including, but without prejudice to the generality of the foregoing, legal costs actually incurred.

8.3	Appointment of Senior Officers to each Company; Removal
(a)	The relevant Board of Managers shall appoint officers of the relevant Company from time to time, including the following officers of such Company ("Senior Officers"):
(i)	the President for one or more Companies;
(ii)	the Vice President for Operations (or such other position as the Parties may determine);
(iii)	the Vice President for Finance for one or more Companies; and
(iv)	the Vice President for Human Resources.
(b)	The appointment and removal of each Senior Officer will be subject to approval by the relevant Board of Managers pursuant to Clause 8.5(a).
(c)

Except as otherwise agreed by the Parties, the President shall be nominated by Ma'aden to each Board of Managers for approval and shall be the primary executive officer of each Company and shall be fully responsible for the general and executive management and daily administration of the operations and business of each Company.  If more than one President is nominated by Ma'aden, Ma'aden will identify which executive will maintain overall responsibility for common operations and functions between the Companies (the "MA President").The person nominated by Ma'aden as President shall serve as President for each Company. The President shall report directly to the relevant Board of Managers and carry into effect all decisions and resolutions of the relevant Board of Managers and, if and to the extent determined by special majority approval of the relevant Board of Managers, any duly authorised committee of the relevant Board of Managers.

(d)

Except as otherwise agreed by the Parties, there shall be one Vice President for Operations reporting to the MA President who shall be nominated by Alcoa, subject to the approval of each Board of Managers.  The scope of each Vice President for Operations' role and responsibilities shall be as determined by the relevant Board of Managers from time to time.

(e)

Except as otherwise agreed by the Parties, there shall be one Vice President for Finance reporting to the MA President who shall be nominated by Ma'aden, subject to the approval of each Board of Managers. The scope of the Vice President for Finance's role and responsibilities shall be as determined by the relevant Board of Managers from time to time.

(f)

The scope of the Vice President for Human Resources' role and responsibilities shall be as determined by the relevant Board of Managers from time to time. The Vice President for Human Resources shall report directly to the MA President.  The Vice President for Human Resources Officer shall be a suitable qualified Saudi national. It is acknowledged that the

Execution Version

services of the Vice President for Human Resources position(s) may be provided by way of consolidated or shared services from Ma'aden.
(g)

The Parties agree that the initial management team will be designated for a transitional period of approximately six (6) years from incorporation of the Companies, during which time the Parties shall use their best efforts to ensure that suitably qualified Saudi professionals will be selected and prepared to assume key management positions of each Company.

(h)

In the case of a disagreement between the Parties regarding the appointment or removal of one of the Senior Officers, the Parties will first attempt to resolve such disagreement amicably, including reference to senior management consistent with the provisions of Clause 21.2 (without, however, the required formality of the written declaration of "dispute" and the issuance of a "dispute notice" and without recourse to arbitration pursuant to Clause 21.3).

(i)

If a Party loses faith in a Senior Officer nominated by it, it may immediately propose the replacement of such Senior Officer.  If a Party loses faith in a Senior Officer nominated by the other Party, it will promptly so inform the other Party, and the Parties will consult on the necessary steps required to either (1) place such Senior Officer under review, or (2) to remove such Senior Officer.  If the Parties cannot agree on the review or removal of such Senior Officer, the Deadlock provisions of Clause 9 shall apply for a period not to exceed one (1) year; and thereafter, if the loss of faith in such Senior Officer continues, he or she will be removed from the present position, and the Party entitled to nominate such Senior Officer will nominate a replacement.

8.4	Meetings of the Board of Managers of each Company
(a)

A meeting of the Board of Managers may be requested by any two (2) Managers. The secretary shall circulate to the relevant Managers a proposed agenda for each Board meeting along with notice of such meeting.  Except as may be agreed by all Managers present and entitled to attend and vote at a meeting of the Board of Managers, no resolution or business shall be passed or transacted at any such meeting that is not included in the agenda for such meeting.

(b)

No business shall be transacted at any duly convened Board meeting unless a quorum is present. Subject to paragraph (c) below, the quorum for the transaction of business at any Board meeting shall be at least one (1) Manager appointed by each Shareholder.  The Parties shall procure that the relevant Shareholders shall use their reasonable efforts to ensure that the Managers appointed by them attend each Board meeting and that a quorum is present throughout the meeting.

(c)

If within two (2) hours of the time appointed for a Board meeting a quorum is not present, the meeting shall, subject to compliance with the next sentence, be adjourned to the same day of the next week at the same time and the same place or such other time, date and place as agreed by the relevant Managers so long as it takes place not later than one (1) month following the initially scheduled meeting. Each Manager shall be notified in writing by the relevant Company of the date, time and place of the adjourned meeting as soon as practicable once such date, time and place have been determined by the Managers. Unless otherwise approved by the relevant Board of Managers in accordance with this Agreement, if at the adjourned meeting a quorum is not present within two (2) hours of the time appointed for the meeting, those Managers present shall constitute a quorum.

8.5	Voting Thresholds
(a)

Subject to Clause 8.5(b), each Board of Managers shall adopt its resolutions with the affirmative simple majority vote of the Managers being present in person or by proxy, and entitled to vote, at a duly convened Board meeting at which a quorum is present (or in the

Execution Version

case of a written resolution taken without a Board meeting, the total number of Managers). The decisions requiring the affirmative simple majority vote of the Managers shall comprise all such decisions of the Managers other than those for which a special majority resolution is required pursuant to Clause 8.5(b).

(b)

The following decisions relating to each Company shall require the affirmative special majority vote of seventy five percent (75%) of the relevant Managers being present in person or by proxy, and entitled to vote, at a duly convened Board meeting at which a quorum is present (or in the case of a written resolution taken without a Board meeting, seventy five percent (75%) of the Managers entitled to vote):

(i)	Appointment, removal and remuneration of the Senior Officers;
(ii)	Approval of the Project Budget and any material change thereto having a value in excess of the lower of fifty million US Dollars (US$50 million) or ten (10) percent of the Project Budget;
(iii)

Approval of the annual operating budgets and any material change thereto (having a value in excess of the lower of fifty million US Dollars (US$50 million) or ten (10) percent of the annual operating budget) of the relevant Company following the Commercial Production Date;

(iv)

Approval of any Expansion, Value Added Project, the incurring by a Company of any additional indebtedness beyond that contained in the Financing Plan or the Project Budget, or any capital investment projects or material changes to the same in each case having a value in excess of fifty million US Dollars (US$50 million);

(v)	Approval of any Construction Agreement to be entered into having a value in excess of fifty million US Dollars (US$50 million);
(vi)

(A) Approval of any Project Agreement to be entered into between a Shareholder or any of its Affiliates and any Company which is not in any Agreed Form at the Effective Date; (B) any Company entering into any agreement with any Shareholder, any Affiliate of a Shareholder or any of that Company's Affiliates  having a term in excess of two (2) years and having a value in excess of five million US Dollars (US$5 million), or any Company advancing or making any loan or forward sale to or forward purchase from or prepayment to (or entering into any transaction with an equivalent economic effect with) any Shareholder or any Affiliate of a Shareholder, or agreeing to any amendment of, or waiver or deferral of rights, or consenting to any request or accommodation (including, for the avoidance of doubt, consenting to assignments), or resolving a dispute, or effecting an assignment under, any agreement between a Company and MRC or any of its or Ma'aden's Affiliates; (C) referral of any decision or determination by any Company to its Lead Representative, or approval of any decision or determination by any Company's Lead Representative referred to such Lead Representative in connection with the Cast House Users Agreement, Shared Infrastructure Co-operation and Utilities Distribution Agreement or any aluminium purchase agreement between MAC and MRC or any of its or Ma'aden's Affiliates; or (D) appointment by MAC of an expert (as defined in the aluminium purchase agreement between MAC and MRC), submitting to such expert any request for review, a statement of position and/or a rebuttal pursuant to the "Resolution Procedures" set out in Schedule C of the aluminium purchase agreement between MAC and MRC.

(vii)	Approval of financial statements required to be produced by any Company and presented to the Shareholders in accordance with Clause 12.3;

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(viii)

Approval of any long-term contract, having a term in excess of three (3) years and having a value in excess of fifty million US Dollars (US$50 million) (and except to the extent already included in any approved budget);

(ix)	Adoption of each Company's initial business conduct and conflict of interest Company Policies, and any material changes thereto; and
(x)

To the extent required by the Company Policies, entering into a contract of engagement or compensation arrangements with an Agent whose duties are to lobby or to influence the actions or decisions of Governmental Authorities and/or Government Officials.

8.6	Resolutions

The resolutions of each Board of Managers shall be written in the English language and, if Ma'aden so requires and at its cost, in the Arabic language. For the purposes of any proceedings conducted pursuant to Clause 21.3, the English language version of any such resolution shall prevail.

8.7	Information

A Manager shall be entitled to supply details of any business transacted at Board meetings or committee meetings and any other information obtained by him in his capacity as a Manager, to the Shareholder by whom he was appointed or to the professional advisers of such Shareholder, subject always to the provisions of Clause 22.

8.8	Duties of Managers

The Parties and any Affiliate being a Shareholder shall endeavour to procure that the Managers and Senior Officers of each Company shall, in carrying out their responsibilities, act honestly, ethically, in good faith and in the best interests of such Company. Each Party and any Affiliate being a Shareholder shall procure that its Managers and Senior Officers do not act or fail to act in a way which would prevent any Company from exercising any right or enforcing any remedy under any Ancillary Agreement or other Project Agreement.

8.9	Company Policies

The Parties, through the relevant Board of Managers shall procure that each Company shall adopt and be operated in accordance with the Company's policies relating to accounting, environmental matters, health and safety, corporate social responsibility, financing, cash management and disbursements, Share Distributions, procurement, human resources, hedging and risk management and business conduct as promulgated and amended by the Board of Managers from time to time (the "Company Policies").

In this regard, among other things:

(a)

The Parties shall procure that each Company will, before the date that the Company shall commence business, establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to help ensure:

(i)	the Company's effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks to achieving the Company's objectives;
(ii)	the quality of the Company's internal and external financial reporting; and
(iii)	compliance by the Company with Applicable Laws.

Execution Version

(b)

The Parties shall procure that each Company will make and keep books, records and accounts which in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets, and will (before the date that the Company shall commence business) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)

transactions are executed in accordance with management's general or specific authorization and are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and/or International Accounting Standards to maintain accountability of such assets;

(ii)	access to assets is permitted only in accordance with management's general or specific authorization; and
(iii)	the recorded accountability for assets is compared with existing assets at reasonable levels and appropriate action is taken with respect to any differences.
(c)	Alcoa shall prepare and provide the first drafts of each Company's compliance and procedure manuals and other documents necessary to implement sub-clause (a) and (b) above.
8.10	[INTENTIONALLY OMITTED]
9	Deadlock
9.1	Deadlock Arising
(a)

If a resolution (a "Proposed Resolution") with respect to any proposed action or omission by any Company that constitutes (i) a matter requiring affirmative special majority decision by the relevant Board of Managers as identified in Clause 8.5(b), or (ii) a matter requiring the affirmative resolution of the relevant Shareholders representing the relevant voting Share Capital as identified in Clause 7.2 (other than potential Expansions, which are subsequently pursued as Break-Off Projects, which are covered by the provisions of Clause 5.10), is proposed at two (2) consecutive meetings of the relevant Shareholders or, as the case may be, the relevant Board of Managers and such resolution (as it may be amended or supplemented by approval of the relevant Shareholders or, as the case may be, the relevant Board of Managers in accordance with this Agreement) and is not approved at either of such meetings; such situation shall be considered to constitute a "Deadlock" for the purposes of this Agreement.

(b)

Nothing in this Clause shall affect or relieve any Party or Shareholder from its obligations under this Agreement, nor shall any default by a Party or a Shareholder in the performance of such obligations give rise to a Deadlock.

9.2	Deadlock Referral
(a)

Any Shareholder that has not voted against or abstained from voting in respect of a Proposed Resolution that has resulted in a Deadlock or, as the case may be, whose appointed Managers have not voted against or abstained from voting in respect of such Proposed Resolution, may during the period of sixty (60) days after such Deadlock has arisen (but not after such period) invoke the Deadlock Resolution Procedure referred to in paragraph (b) below by giving notice (a "Deadlock Referral Notice") in writing to the other Shareholder and, if applicable, the relevant Company, which notice shall be accompanied by such Shareholder's description of the Deadlock and its position with respect thereto.

Execution Version

(b)	If a Shareholder gives a Deadlock Referral Notice in respect of a Deadlock, the Shareholders shall procure that the following procedure (the "Deadlock Resolution Procedure") is followed:
(i)

the chief executive officers of the ultimate parent companies of each of the Shareholders or their representatives specifically designated for the purpose of resolving the Deadlock (the "Deadlock Committee") shall meet within fifteen (15) days of such notice being given and shall negotiate in good faith with a view to resolving the Deadlock;

(ii)	the rules and procedures of the Deadlock Committee shall be unanimously agreed by the Deadlock Committee;
(iii)	each Shareholder shall have the right to submit to the members of the Deadlock Committee its own statement of the matter and its position with respect thereto;
(iv)

the members of the Deadlock Committee shall use their reasonable efforts to resolve the Deadlock for a reasonable period of time, which shall not (unless otherwise agreed between the Shareholders) exceed forty five (45) days;

(v)	the members of the Deadlock Committee shall be guided in such negotiations by the best interests of the relevant Company; and
(vi)

the members of the Deadlock Committee may approve such interim or temporary actions or other measures as they shall unanimously agree are necessary and desirable to protect and preserve the value of the Project pending resolution of the Deadlock, and the relevant Shareholders shall procure that any such approved actions or other measures are duly approved by those Shareholders or, as the case may be, the relevant Board of Managers, in accordance with this Agreement and implemented by the relevant Company.

(c)

No Party or Shareholder shall, by virtue of any Deadlock or Deadlock Resolution Procedure, be relieved of any of its obligations under this Agreement and, without limiting the generality of the foregoing, the Parties and the relevant Shareholders shall continue to procure that the relevant Company continue to take all such actions contemplated by this Agreement in a timely manner.

(d)

If a Deadlock is not the subject of a valid Deadlock Referral Notice or is not resolved in accordance with the Deadlock Resolution Procedure within sixty (60) days of the submission of such matter to the Deadlock Committee, no action will be taken with respect to the Proposed Resolution giving rise to such Deadlock and the status quo shall be maintained in respect of the operations of the relevant Company in respect thereof.

9.3	Sole Remedies
(a)

A Deadlock shall not be submitted to, or be capable of resolution by, arbitration under this Agreement, provided that, any dispute with respect to the compliance by the relevant Shareholders with their obligations under this Clause 9 may be subject to arbitration pursuant to Clause 21.3.

(b)

The rights and remedies of the Parties and the relevant Shareholders under this Clause 9 shall be the exclusive rights and remedies of the Parties and the relevant Shareholders with respect to any Deadlock and, without limiting the generality of the foregoing, no Party or Shareholder shall take any action or other step to liquidate, wind-up or otherwise dissolve the relevant Company as a consequence of any Deadlock.

Execution Version

10	Senior Debt Financing of the Project
10.1	[INTENTIONALLY OMITTED]
10.2	[INTENTIONALLY OMITTED]
10.3	No Further Liability

It is the intention of the Parties in founding each Company that each Company shall be liable for its own liabilities, and that neither the Parties nor the relevant Shareholders shall assume liability for the debts and obligations of any Company except as may be required by Applicable Laws.

11	Distributions Policy; Taxes
11.1	Distributions Policy
(a)	For the purposes of this Clause 11.1, the following defined terms shall have the following meanings:

"Calculation Date" means:

(i)	in respect of MAC, 30 June and 31 December of each year; and
(ii)	in respect of MBAC, 31 March and 30 September of each year.

"Cash Buffer" means the aggregate of:

(i)	the applicable Cash Buffer Amount; and
(ii)	the amount of any Debt Service payable prior to the subsequent Calculation Date.

"Cash Buffer Amount" means the Initial Cash Buffer Amount or such other amounts as are agreed or determined in accordance with paragraph (f).

"Commercial Cash Sweep End Date" means:

(i)	in respect of MAC, the Cash Sweep End Date as defined as at the Amendment Effective Date in the MAC Commercial Loan CTA; and
(ii)	in respect of MBAC, the Fixed Cash Sweep End Date as defined as at the Amendment Effective Date in the MBAC Commercial Loan Agreement CTA.

"Debt Service" means, in relation to any period, the aggregate amount of any principal, commission and Financing Costs payable in respect of any Financial Indebtedness during that period.

"Excess Cash" means on a Calculation Date, subject to any adjustments applied in accordance with Clause 11.1(b) and after deducting the Cash Buffer, all cash available to the Company on that Calculation Date, as calculated by the relevant Company in accordance with Schedule 17 (Formulation for Excess Cash).

"Financial Indebtedness" means any indebtedness for or in respect of:

(i)	moneys borrowed;
(ii)	any amount raised by acceptance under any acceptance credit facility (including any dematerialised equivalent);

Execution Version

(iii)	any amount raised pursuant to any note purchase facility or the issue of sukuk, bonds, notes, debentures, loan stock or any similar instrument;
(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;
(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(vi)

any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (excluding, for the avoidance of doubt, any trade payables);

(vii)	the net amount due and payable under any derivative contract;
(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(ix)	any Islamic financing arrangements; and
(x)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (ix) above;

"Financing Costs" means the aggregate amount of the commission (including the commission element of leasing and hire purchase payments and capitalised commission), discounts and other finance payments payable by a Company in respect of Financial Indebtedness (including any commission, discounts and other finance payments payable by that Company under any Treasury Transaction but deducting any commission, discounts and other finance payments receivable by that Company under any Treasury Transaction and any other commission receivable by that Company on any deposit or bank account or by way of intercompany loan).

"Initial Cash Buffer Amount" means:

(i)	in respect of MAC, USD 150,000,000; and
(ii)	in respect of MBAC, USD 50,000,000.

"Initial Cash Buffer Recalculation Date" means:

(i)	in respect of MAC, 31 December 2022 or the PIF Cash Sweep End Date, whichever is the later; and
(ii)	in respect of MBAC, 31 March 2023 or the PIF Cash Sweep End Date, whichever is the later.

"Ma'aden Cash Sweep End Date" means:

(i)	in respect of MAC, 31 December 2022; and
(ii)	in respect of MBAC, 30 June 2021;

"MAC Commercial Loan CTA" means the Common Terms Agreement dated 14 December 2017 entered into between MAC, First Abu Dhabi Bank PJSC as Conventional Facility Agent and The National Commercial Bank as Intercreditor Agent, Investment Agent and SAR Co-ordinator, amongst others, as amended or restated from time to time.

Execution Version

"Maximum Cash Buffer Amount" means:

(i)	in respect of MAC, USD 250,000,000; and
(ii)	in respect of MBAC, USD 150,000,000.

"Maximum Periodic Adjusment Amount" means an amount equal to 20% of the Cash Buffer Amount applicable in the three year period preceding the applicable Calculation Date (or, in respect of the Cash Buffer Calculation Date, the Initial Cash Buffer Amount).

"MBAC Commercial Loan CTA" means the Common Terms Agreement dated 16 July 2018 entered into between MBAC and the National Commercial Bank as Sole Global Coordinator and Mandated Lead Arranger, amongst others, as amended or restated from time to time.

"Ongoing Cash Buffer Recalculation Dates" means:

(i)	the Calculation Date falling three years following the Initial Cash Buffer Recalculation Date; and
(ii)

each Calculation Date falling three years thereafter, save that if the Parties fail to agree a revised Cash Buffer Amount on an Ongoing Cash Buffer Recalculation Date in accordance with paragraph (f), it shall mean the Calculation Date falling one year following that Ongoing Cash Buffer Recalculation Date, and "Ongoing Cash Buffer Recalculation Date" shall mean any such date.

"PIF Cash Sweep End Date" means:

(i)	in respect of MAC, the PIF Cash Sweep End Date as defined as at the Amendment Effective Date in the PIF MAC Loan; and
(ii)	in respect of MBAC, the PIF Fixed Cash Sweep End Date as defined as at the Amendment Effective Date in the PIF MBAC Loan.

"PIF MAC Loan" means the loan agreement entered into between MAC as borrower and PIF as lender dated 21 Muharram 1432H (corresponding to: 27 December 2010G) as amended and restated from time to time;

"PIF MBAC Loan" means the loan agreement entered into between MBAC as borrower and PIF as lender dated 01 Muharram 1433H (corresponding to: 27 November 2011G) as amended and restated from time to time;

"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

(b)

The annual net profits of each Company and any retained profits from previous Financial Years shall be first allocated towards maintaining the statutory reserve as required by the articles of association of each Company or the Applicable Laws of the Kingdom, subject to any exemptions granted to any Company in relation thereto.

(c)	If losses are incurred in any Financial Year, they shall be carried over to the next Financial Year and no profits shall be distributed until the losses are fully covered.
(d)

Subject to the foregoing and after deduction of the amounts referred to in Clause 11.1(b), the Parties and the relevant Shareholders shall procure that each Company makes Distributions on or about the applicable Calculation Date in each Financial Year to the relevant Shareholders in the following manner:

Execution Version

(i)

at any time prior to the assignment or transfer to Ma'aden of the PIF MBAC Loan and/or the PIF MAC Loan (as applicable), taking into account the then applicable  provisions on dividend blocks in the Financing Agreements:

(A)	there shall be no Distributions made until the Commercial Cash Sweep End Date has occurred;
(B)	following the Commercial Cash Sweep End Date and prior to the PIF Cash Sweep End Date, 35% of the Excess Cash shall be distributed by way of dividends as a matter of course; and
(C)	following the PIF Cash Sweep End Date, 100% of the Excess Cash shall be distributed by way of dividends as a matter of course; and
(ii)

at any time after the assignment or transfer to Ma'aden of the PIF MBAC Loan and/or the PIF MAC Loan (as applicable), taking into account the then applicable provisions on dividend block in the Financing Agreements:

(A)	there shall be no Distributions made until the Commercial Cash Sweep End Date has occurred;
(B)	following the Commercial Cash Sweep End Date and prior to the Ma'aden Cash Sweep End Date, 35% of the Excess Cash shall be distributed by way of dividends as a matter of course; and
(C)	following the Ma'aden Cash Sweep End Date, 100% of the Excess Cash shall be distributed by way of dividends as a matter of course,

in each case, provided that any Distribution shall be made pro rata to the relevant Shareholders in accordance with their respective Shareholder Percentage, subject to retaining the Cash Buffer in each Company.

(e)	Distributions of Excess Cash by each Company to the relevant Shareholders pursuant to this Clause 11.1 will be made in accordance with the following priorities:
(i)	firstly, in repayment of the outstanding principal amount and any other amounts in respect of the Shareholder Loans, if any; and
(ii)	secondly, to the relevant Shareholders by way of dividend or other Share Distribution in accordance with this Agreement,

and except to the extent that the relevant Shareholders otherwise determine pursuant to Clause 7.2 (a)(vi).

(f)

No later than six (6) months prior to the Initial Cash Buffer Recalculation Date and each Ongoing Cash Buffer Recalculation Date, the Parties shall seek to agree a revised Cash Buffer Amount based on the liquidity needs of the applicable Company over the following three years and so notify the applicable Company, and such revised Cash Buffer Amount shall apply in relation to the next occurring Calculation Date. If the Parties fail to agree a revised Cash Buffer Amount by the date falling three (3) months prior to the Initial Cash Buffer Recalculation Date or an Ongoing Cash Buffer Recalculation Date, the applicable Company may, no later than the date falling one (1) month prior to the Initial Cash Buffer Recalculation Date or an Ongoing Cash Buffer Recalculation Date, elect to increase or decrease the Cash Buffer Amount by up to the Maximum Periodic Adjusment Amount and so notify each of the Parties, and such increased or decreased Cash Buffer Amount shall apply in relation to the

Execution Version

next occurring Calculation Date, save that the applicable Company shall not be entitled to increase the Cash Buffer Amount at any time above the Maximum Cash Buffer Amount.
11.2	Local Community Projects; Research and Development Programme
(a)	The Parties shall procure that the Companies shall develop and agree policies with respect to:
(i)

funding to be applied to local community projects as part of each of the Companies' respective Annual Programme and Budget, at a minimum level equivalent in the aggregate to the projected one percent (1%) of EBIT of the Companies and subsequently, in the minimum amount of one percent (1%) of the Companies' actual EBIT annually; and

(ii)	funding by the Companies of their research and development programmes in the minimum amount in the aggregate of one percent (1%) of the Companies' actual EBIT annually.
(b)

Each Company shall be responsible for dispersing such funds to the relevant local community projects and for determining Ma'aden's role in this process, as approved by the relevant Board of Managers, consistent with its Company Policies. Each Company shall monitor any local community projects to which funds have been so disbursed in accordance with the Parties' agreed policies, subject to any monitoring role which is specifically assigned to Ma'aden in accordance with a Company's determination under this Clause 11.2(b).

11.3	Tax and Zakat
(a)

Each Party shall ensure that any Affiliate that is a Shareholder shall be responsible for and shall bear the cost of any income tax or zakat, which may be imposed in the Kingdom on (i) its respective share of the profits in a Company, or (ii) its respective ownership interest in a Company, or (iii) its respective ownership of, or interest in, the Mining Licences. Each Party hereby authorises each Company to pay to the DZIT on its behalf the Saudi Arabian income tax or zakat for which it is responsible or which is attributable to it pursuant to this Clause 11.3 and to charge a corresponding amount against the distribution entitlement of the relevant Shareholder for the relevant Financial Year.  In the event that a Company does not have sufficient cash to pay the tax or zakat for which a Shareholder is responsible the respective Party shall ensure that then such Shareholder shall pay the necessary amount to the Company to enable it to pay such tax or zakat to the DZIT.

(b)

Each Party shall, or shall ensure that any Affiliate that is a Shareholder shall bear the cost of any Saudi Arabian withholding tax imposed on any payments made to it by a Company in connection with a Distribution.  Such Company may withhold from any payments to be made to such Shareholder by the Company any withholding tax for which such Shareholder is responsible and each Shareholder shall promptly pay such Company for payment to the DZIT any additional amounts required to cover any withholding tax for which such Shareholder is responsible.  Such Company will provide each relevant Shareholder with copies of all applicable Tax receipts.

12	Accounting System, Books and Budgets
12.1	Accounting System and Standards

The Parties will ensure that each Company shall keep and maintain an accounting and cost accounting system allowing efficient control and allocation of all costs involved, and shall regularly report to the Parties in accordance with the requirements of all Applicable Laws of the Kingdom and a system acceptable to the relevant Board of Managers, based on generally accepted accounting standards and applicable rules and regulations applied by the Saudi Organisation for Certified Public Accountants

Execution Version

("SOCPA") in the Kingdom and also in the International Financial Reporting Standards as issued by the International Accounting Standards Board from time to time ("IFRS").

12.2	Language of Reporting to the Shareholders

All reports and financial information provided to Parties and relevant Shareholders pursuant to this Clause 12 shall be prepared in Arabic and English.

12.3	Financial Statements

The Parties shall procure that each Company prepares the following:

(a)

not later than ninety (90) days after the end of each Financial Year, audited financial statements, including balance sheets, income statements and cash flow statements of the relevant Company for the preceding Financial Year, in accordance with SOCPA and IFRS;

(b)

not later than thirty (30) days after each of each 31 March, 30 June, and 30 September in each Financial Year quarterly unaudited financial statements, including balance sheets, income statements and cash flow statements of the Company for the respective three (3), six (6) and nine (9) month periods then ended, in accordance with SOCPA and IFRS;

(c)	not later than twenty (20) days after the end of each calendar month in each Financial Year, monthly unaudited management accounts for such calendar month, in accordance with SOCPA and IFRS; and
(d)	all financial statements and management accounts delivered to the Shareholders shall be accompanied by:
(i)

a report of the President summarising the development, construction or, as the case may be, operations of the relevant Company conducted during the period covered by such financial statements or management accounts;

(ii)	a statement of the sources and application of funds of the relevant Company, showing actual expenditures compared to the applicable approved Budget(s);
(iii)	[INTENTIONALLY OMITTED]; and
(iv)	such other pertinent financial or other information as may reasonably be requested from time to time by any Party or Shareholder.
12.4	Books and Audit Rights

The accounting books prepared by each Company shall be in conformity with Clause 12.1 above. Each Party and each Shareholder shall be entitled to inspect the books and conduct an audit of the (i) financial affairs of a Company using its own internal audit resources or an Approved Accounting Firm, or (ii) regulatory compliance of a Company using their external legal resources, provided that such inspection and/or audit shall not unduly interfere with the operations of the relevant Company or the development and construction of the Project or any Expansion or Value Added Project pursued by such Company, and subject to such Party or Shareholder first obtaining reasonable undertakings of confidentiality from the Approved Accounting Firm or law firm conducting the inspection and/or audit.  The expenses of any such inspection and/or audit shall be borne by the Party or Shareholder conducting the inspection and/or audit unless the inspection and/or audit identifies a material error or omission in such books, financial affairs or any financial statements delivered by a Company to such Party or Shareholder in accordance with this Agreement, in which case the expenses of the Approved Accounting Firm (where so appointed) carrying out such inspection and/or audit shall be borne by such Company.

Execution Version

12.5	Statutory Obligations

In addition to the financial statements prepared by each Company pursuant to Clause 12.3 above, the Parties shall procure that each Company prepares and files with the relevant Governmental Authorities in the Kingdom such financial information, accounts, financial statements, reports and other documents in respect of its business and activities in accordance with Applicable Laws of the Kingdom.

12.6	Auditors
(a)	[INTENTIONALLY OMITTED].
(b)

The Parties shall use their reasonable efforts to procure that at all times an Approved Accounting Firm is appointed as Auditor and that such Auditor performs such functions as are contemplated to be performed by the Auditor under this Agreement.

(c)

If and to the extent that a Company is required under Applicable Laws of the Kingdom to appoint any other person (including any person resident in the Kingdom) to act as its auditor then the Parties shall procure that a suitably qualified person is appointed to act in such capacity in the manner required under Applicable Laws of the Kingdom; provided that, whenever practicable, such person shall be the branch or affiliate firm of the Auditors in the Kingdom.

12.7	Rights of Managers not Limited

Nothing in this Clause 12 shall be deemed to limit the right of any Manager under Applicable Laws of the Kingdom (i) to request, obtain and examine any information relating to the business or affairs of the Company to which he has been appointed a Manager or (ii) to gain access to the premises and facilities of such Company.

12.8	Annual and Special Budgets
(a)

Each Party shall procure that the President prepares and delivers to each Board of Managers an annual programme and budget for each Financial Year commencing after the Effective Date (the "Annual Programme and Budget") not later than thirty (30) days prior to the date of each Board of Managers meeting immediately preceding the Financial Year to which such Annual Programme and Budget relates and such other budgets and operating plans covering shorter periods or discrete projects (each, a "Special Programme and Budget") as each Board of Managers may direct.

(b)

Each Annual Programme and Budget in respect of a Financial Year shall include the following information with respect to such Financial Year and such other information as each Board of Managers may direct:

(i)

an estimate of all proposed capital expenditures to be incurred in such Financial Year, indicating the item or type and estimated amount of such expenditures, the necessity therefor and the estimated timing thereof;

(ii)

an estimate of the revenues and other cash receipts expected to be received, and the operating costs expected to be incurred, by the relevant Company during such Financial Year, and the basis on which such estimate was prepared;

(iii)	projected financial statements for such Financial Year reflecting the foregoing; and
(iv)	an estimate of the sources and uses of funds for such Financial Year, including any estimated Required Shareholder Funding, the estimated amount and timing of any

Execution Version

Cash Calls, the estimated amount and timing of any Share Distributions and the form of any such Distributions.
(c)	The Parties shall procure that each Company shall promptly report to the relevant Shareholders:
(i)

any actual or anticipated aggregate expenditures by the Company during any period of one month, calendar quarter or Financial Year that exceeds, or are expected to exceed, the aggregate budgeted expenditures for such period by ten percent (10%) or more; and

(ii)	any anticipated material deviations from the estimates set out in any approved Budget of the amounts and timing of any Required Shareholder Funding or Cash Calls.
(d)

In the event that a Deadlock arises in respect of the proposed adoption of a Budget or a particular item included within the proposed Budget, the relevant Company shall continue to be operated on the basis set forth in the latest applicable approved Budget (adjusted for current inflation) or, to the extent possible, the proposed Budget shall be approved except for the particular item subject to the Deadlock, in each case until a new Budget is adopted or the particular item is agreed.

12.9	Emergency Funding
(a)

Notwithstanding anything to the contrary in this Agreement, a Company may at any time incur, and may require the Shareholders to fund, expenditures that the President determines (acting reasonably), and the relevant Board of Managers agrees, are necessary to protect life or property or the assets of the relevant Company or to comply with Applicable Laws in the Kingdom without an approved Budget.

(b)

The Parties shall ensure that each Company shall promptly notify the relevant Shareholders of the occurrence of any of the circumstances referred to in paragraph (a) above and the relevant Board of Managers may issue a Cash Call in respect of the required funding subject to compliance with the terms and conditions of Clause 4 above.

(c)	[INTENTIONALLY OMITTED].
13	Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials
13.1	Payment of Entry Payment and Pre-Incorporation Costs
(a)	[INTENTIONALLY OMITTED]
(b)	[INTENTIONALLY OMITTED]
(c)	[INTENTIONALLY OMITTED]
(d)

No Party shall be entitled to reimbursement of any costs incurred in negotiating this Agreement or any other agreement that such Party or its Affiliates is to enter into with any Company (or with the other Party on behalf of any Company).

(e)	[INTENTIONALLY OMITTED]

Execution Version

13.2	[INTENTIONALLY OMITTED]
14	Events of Default and Consequences
14.1	Events of Default

The following shall constitute an "Event of Default" in respect of a Party or its Affiliate holding Shares (the "Defaulting Party") for the purposes of this Agreement:

(a)

the Defaulting Party shall have failed to advance (or procure the advancing of) the amount of any Required Shareholder Funding (the "Default Amount") required to be advanced by the Defaulting Party in accordance with this Agreement on or before the expiry of the  Funding Deadline specified in a Cash Call duly delivered in accordance with this Agreement and such default (a "Funding Default") shall not have been cured in accordance with Clause 14.4 below;

(b)

the Defaulting Party is a transferring Shareholder and has breached or otherwise failed to comply with any provisions of Clause 17 or of this Clause 14 and such breach or default is not remedied within a period of seven (7) days from the date of service of a default notice by the Non-Defaulting Party to the Defaulting Party, other than any breach of Clause 17.4 which shall constitute an Event of Default immediately upon its occurrence;

(c)

an Act of Insolvency shall have occurred in respect of the Defaulting Party or, if applicable, any member of the Defaulting Party's group that has guaranteed the obligations of the Defaulting Party or its Affiliates pursuant to this Agreement; or

(d)

the Defaulting Party shall have committed any breach (or series of breaches) of the provisions of this Agreement (other than as contemplated by paragraphs (a) to (c) above) and such breach constitutes or evidences a failure on the part of the Defaulting Party to comply with its obligations under this Agreement to an extent that has, or is likely to have, a Material Adverse Effect and such breach is not remedied within twenty eight (28) days of written notice thereof from the relevant Company or the Non-Defaulting Party to the Defaulting Party (a "Material Breach").

(e)	[INTENTIONALLY OMITTED].
(f)	[INTENTIONALLY OMITTED].
14.2	Consequences of Events of Default

The Project is an integrated project and, for the avoidance of doubt, the Parties agree that an Event of Default in respect of any Company shall be considered to be an Event of Default in respect of all Companies. If an Event of Default has occurred and is continuing in relation to the Defaulting Party then, without prejudice to the Defaulting Party's obligations under this Agreement or the remaining provisions of this Clause 14, upon written notice by the Non-Defaulting Party to the Defaulting Party:

(a)

if Ma'aden is the Non-Defaulting Party, it shall be entitled to purchase Alcoa's Transferable Interests in accordance with Clause 14.3 below. If Alcoa is the Non-Defaulting Party, it shall be entitled to sell its Transferable Interests to Ma'aden in accordance with Clause 14.5 below;

(b)

in the case of an Event of Default under Clause 14.1(b)-(d), the Defaulting Party shall, in addition to the consequences arising from the remaining sub-paragraphs of this Clause 14.2, not be entitled to any Distributions or to otherwise participate in the profits of any Company under this Agreement, the Articles of Association of any Company or otherwise during the period that such Event of Default subsists; or

Execution Version

(c)	in the case of a Funding Default, the consequences set out in Clause 14.4 shall apply in addition to this Clause 14.2.
(d)	[INTENTIONALLY OMITTED].
14.3	Transfer Upon Event of Default of Alcoa
(a)

In the case of an Event of Default of Alcoa, Ma'aden, as the Non-Defaulting Party, shall, without prejudice to any other rights or claims available to it, have the right to purchase, and require Alcoa to sell, Alcoa's Transferable Interests pursuant to Clause 14.2(a), in the following manner:

(i)

on the first day immediately following: the occurrence of the Event of Default under Clause 14.1(c); the expiry of the relevant cure period in the case of Events of Default under Clause 14.1(b) or (d); or, in the case of a Funding Default under Clause 14.1(a), immediately following the expiry of the Cure Period and subject to Clause 14.4(f)(ii); (in each case, the "Call Date"), if such circumstance shall continue to subsist, Alcoa shall be deemed to have offered to sell and to procure the sale by its Affiliates of all right, title and interest in all of Alcoa's Transferable Interests to Ma'aden upon and subject to the terms and conditions set out in this Clause 14;

(ii)

Ma'aden may, by notice in writing given to Alcoa and each Company not later than the forty fifth (45th) day following the Call Date, elect to accept Alcoa's offer in respect of all (but not less than all) of Alcoa's Transferable Interests, failing which Ma'aden shall be deemed to have rejected such offer;

(iii)

provided that Ma'aden has accepted Alcoa's offer in respect of all (but not less than all) of Alcoa's Transferable Interests, Ma'aden shall purchase all of Alcoa's Transferable Interests, and Alcoa shall be obliged to sell, transfer and assign such Transferable Interests to Ma'aden on the Closing Date (as hereinafter defined) in the amounts stipulated under paragraph (b) below; and

(iv)

the completion of the purchase and sale of Alcoa's Transferable Interests shall take place on the date (the "Closing Date") which is ten (10) Business Days following the expiry of the forty five (45) day period referred to in sub-paragraph (ii) above, or such other date as may be agreed between the Parties.

(b)

If Ma'aden elects to accept Alcoa's offer to purchase its Transferable Interests, the purchase price for Alcoa's Transferable Interests shall be at a consideration equal to eighty five percent (85%) of the Fair Market Value of Alcoa's Transferable Interests at the date of transfer, as determined by the Valuers in accordance with the provisions of Clause 18 which provisions shall apply mutatis mutandis; and the Parties hereby acknowledge and agree that any discount contemplated by this paragraph (b) does not (and shall not be construed to) constitute a penalty imposed on Alcoa and that such discount reflects the Parties' genuine pre-estimate of the damages that Ma'aden would suffer in the circumstances contemplated by this Clause 14.  In each case, any amount of accrued and unpaid Default Commission shall be deducted from the amounts otherwise payable to Alcoa.  For the avoidance of doubt, the entry payment of eighty million US Dollars (US$80 million) paid by Alcoa to Ma'aden in respect of the opportunity to participate in the Project shall not be reimbursed in the event of any purchase of Alcoa's Transferable Interests pursuant to this Clause 14.3.

(c)

The Valuer referred to under paragraph (b) above shall be appointed and instructed to determine the Fair Market Value of Alcoa's Transferable Interests not later than the Call Date.  The costs of the Valuer incurred in connection with the determination of the Fair Market Value of Alcoa's Transferable Interests shall be paid promptly by Alcoa upon receipt of an invoice therefor and in any event prior to the Closing Date, failing which such costs may be

Execution Version

deducted by Ma'aden from the purchase price payable to Alcoa for the Transferable Interests in such manner as Ma'aden may determine acting reasonably (and Ma'aden shall then promptly pay such costs).
(d)

The Parties shall, and shall ensure that any of its Affiliates that are Shareholders shall, execute all such documentation and do all such other acts and things as may be necessary or desirable to give effect to this Clause 14.3.

(e)	Nothing in this Clause 14.3 shall be construed to require Ma'aden to exercise any of the above rights.
(f)	Any transfer under this Clause 14.3 shall have effect to transfer Alcoa's Transferable Interests free and clear of any Encumbrance, subject to the Financing Agreements.
14.4	Additional Consequences of a Funding Default
(a)

A relevant Company shall notify each Party promptly, but in any event within seven (7) days, of the occurrence of a Funding Default and of the subsequent making of any payments as to which such notice was given. Without prejudice to the aforesaid, the Non-Defaulting Party may also give notice of a Funding Default to the Defaulting Party. The notice given by the relevant Company, or in the absence thereof, the notice given by the Non-Defaulting Party, to the Defaulting Party shall constitute the "Default Notice".

(b)

To the extent that the relevant Company incurs any liabilities or losses as a direct result of a Funding Default and for so long as such Funding Default is continuing, then the Defaulting Party shall be liable to the Company for any such liabilities or losses.

(c)

Immediately upon occurrence of a Funding Default and for so long as a Funding Default is continuing, any amount of cash that would otherwise be payable by the relevant Company to a Defaulting Party (or any of its Affiliates that are Shareholders) as a Share Distribution shall from time to time be set-off against the obligations owed by such Defaulting Party in respect of such Funding Default. Any amounts retained by the Company as a result of such set-off shall be applied:

(i)	firstly, to pay any accrued and unpaid Default Commission owing by such Defaulting Party to the Company;
(ii)	second, to meet such Defaulting Party's obligations to advance Required Shareholder Funding; and
(iii)	the balance (if any) shall be paid to the Defaulting Party,

and the application of such funds shall be deemed to discharge in full the obligations of the relevant Company to the Defaulting Party in respect of any such Share Distribution.

(d)

From the date of the Default Notice and for a period of thirty (30) days thereafter (provided that the Funding Default is continuing during such period), the Non-Defaulting Party may elect to contribute the entire (and not part) Default Amount (which shall for the purposes of this Clause 14.4 include any accrued and unpaid Default Commission) to the relevant Company by way of Equity Subscriptions and, if applicable, Shareholder Loans, in accordance with the terms of the relevant Cash Call notice, by notice to the relevant Company and the Defaulting Party.

(e)	If the Non-Defaulting Party makes an election in accordance with paragraph (d) above, then:

Execution Version

(i)

the Non-Defaulting Party shall advance the Default Amount (including any accrued and unpaid Default Commission) within twenty (20) days after the date of the Non-Defaulting Party's notice to the relevant Company and the Defaulting Party confirming its election to contribute the Default Amount pursuant to paragraph (d) above; and

(ii)

the Defaulting Party shall have fourteen (14) days following the date of payment by the Non-Defaulting Party of the Default Amount (including any accrued and unpaid Default Commission), or thirty (30) days from the date of the Funding Default, whichever period ends later, during which to cure the Funding Default (the "Cure Period") by reimbursing the Non-Defaulting Party in respect of (i) the Default Amount (including any Default Commission paid by the Non-Defaulting Party) and (ii) the sum equal to the application of the Commission Rate on the Default Amount from the date of payment by the Non-Defaulting Party until the date of reimbursement by the Defaulting Party.

(f)	If, following expiry of the Cure Period, a Funding Default is continuing and has not been cured in accordance with sub-paragraph (g) below:
(i)

the Defaulting Party's Shareholder Percentage in respect of all the Companies (as it is intended that the Parties shall throughout the Joint Venture retain equivalent Shareholder Percentages in all Companies) shall be diluted and reduced by taking into account its shortfall in contributing Paid In Capital in respect of all the Companies and applying the formula set out in the definition of Shareholder Percentage; and the revised Shareholder Percentages of the Defaulting Party and the Non-Defaulting Party shall be verified and certified by the Auditors as the Shareholder Percentages of each Party for all such Companies with effect from the date of the expiry of the Cure Period;

(ii)	if the Non-Defaulting Party is Ma'aden, then Ma'aden shall have the right to terminate the Agreement and purchase all of Alcoa's Transferable Interests in accordance with Clause 14.3; and
(iii)	if the Non-Defaulting Party is Alcoa, Alcoa shall have the right to terminate the Agreement and sell all of its Transferable Interests to Ma'aden in accordance with Clause 14.5.
(g)

A Funding Default shall be cured if the Default Amount (together with all accrued and unpaid Default Commission thereon) shall have been paid, advanced or otherwise discharged during the Cure Period in full by one or more of the following means:

(i)

if the Default Amount (together with all accrued and unpaid Default Commission thereon) is paid by the Defaulting Party to the relevant Company in accordance with this Clause 14.4, in which case, cure of the Funding Default under sub-paragraphs (ii) and (iii) below would not be applicable; or

(ii)	the exercise by the relevant Company of its right to set-off Share Distributions against the obligations of the Defaulting Party in respect of such Funding Default pursuant to Clause 14.4(c); or
(iii)

if the Non-Defaulting Party shall have exercised its rights pursuant to Clause 14.4(e)(i) in respect of such Funding Default and shall have advanced the Default Amount to the relevant Company thereunder and the Defaulting Party shall have reimbursed the Non-Defaulting Party in respect of such Default Amount in accordance with Clause 14.4(e)(ii).

Execution Version

14.5	Ma'aden as the Defaulting Party
(a)

In the event of an Event of Default by Ma'aden, Alcoa shall, without prejudice to any other rights or claims available to it, have the right to require Ma'aden to purchase all of Alcoa's Transferable Interests pursuant to Clause 14.2(a), in the following manner:

(i)

Alcoa may, by notice in writing given to Ma'aden and the relevant Company not later than the thirtieth (30th) day following: the occurrence of the Event of Default under Clause 14.1(c); the expiry of the cure period in the case of an Event of Default under Clause 14.1(b) or (d); or in the case of a Funding Default under Clause 14.1(a) immediately following the expiry of the Cure Period and pursuant to Clause 14.4(f)(iii), elect to sell all (but not less than all) of its Transferable Interests to Ma'aden; and

(ii)

Ma'aden shall purchase all of Alcoa's Transferable Interests, and Alcoa shall be obliged to sell, transfer and assign such Transferable Interests to Ma'aden on the date which is twenty (20) Business Days following the notice referred to in sub-paragraph (i) above, or such other date as may be agreed between the Parties, in the amounts stipulated under paragraph (b) below;

(b)	The purchase price for Alcoa's Transferable Interests shall be as follows:
(i)	[INTENTIONALLY OMITTED]
(ii)	[INTENTIONALLY OMITTED]
(iii)	at a consideration equal to one hundred percent (100%) of the Fair Market Value of Alcoa's Transferable Interests,

as determined (in the case of sub-paragraph (iii)) by the Valuers in accordance with the provisions of Clause 18 which provisions shall apply mutatis mutandis.  In each case, any amount of accrued and unpaid Default Commission by Alcoa shall be deducted from the amounts otherwise payable to Alcoa.  For the avoidance of doubt, the entry payment of eighty million US Dollars (US$80 million) paid by Alcoa to Ma'aden in respect of the opportunity to participate in the Project shall not be reimbursed in the event of any purchase of Alcoa's Transferable Interests pursuant to this Clause 14.5.

(c)

The costs of the Valuer incurred in connection with the determination of the Fair Market Value of Alcoa's Transferable Interests under sub-paragraph (b)(iii) above shall be paid promptly by Ma'aden upon receipt of an invoice therefor and in any event prior to the date referred to in Clause 14.5(a)(ii), failing which such costs may be added by Alcoa to the purchase price payable by Ma'aden for the Transferable Interests in such manner as Alcoa may determine acting reasonably (and Alcoa shall then promptly pay such costs).

(d)

The Parties shall, and shall ensure that any of their Affiliates that are Shareholders shall, execute all such documentation and do all such other acts and things as may be necessary or desirable to give effect to this Clause 14.5.

(e)	Nothing in this Clause 14.5 shall be construed to require Alcoa to exercise any of the above rights.
(f)	Any transfer under this Clause 14.5 shall have effect to transfer such Transferable Interests free and clear of any Encumbrance, subject to the Financing Agreements.

Execution Version

14.6	[INTENTIONALLY OMITTED]
14.7	Other Remedies

The rights, consequences and remedies as provided for in this Clause 14 shall be in addition to and not in substitution for any other remedies that may be available to a Shareholder hereunder arising pursuant to any default or failure by any Shareholder to comply with its obligations hereunder or an Event of Default or by operation of Applicable Laws (including, for the avoidance of doubt, the right of any Non-Defaulting Party to claim damages if it has suffered a loss). The exercise of such rights shall not relieve the Defaulting Party from any obligations accrued prior to the date on which the transfer(s) of Alcoa's Transferable Interests is effected, nor shall the exercise or failure to exercise such rights relieve the Defaulting Party from any liability for damages to any Non-Defaulting Party for breach of this Agreement.

15	[INTENTIONALLY OMITTED]
16	Termination and Expiry
16.1	Full Termination and Expiry

This Agreement shall remain in full force and effect until the earlier of:

(a)	the expiry of the Agreement pursuant to Clause 2.1;
(b)	the written agreement of the Parties that the Agreement be terminated;
(c)

the date upon which there is only one Shareholder in each Company (including following a transfer of all of Alcoa's Transferable Interests pursuant to Clause 14 or following a transfer to Ma'aden under Clause 17); or

(d)	termination pursuant to the exercise by a Party of a right to terminate the Agreement in accordance with its terms.
(e)	[INTENTIONALLY OMITTED].
16.2	Partial Termination

Without prejudice to Clause 16.1, this Agreement shall terminate as between a Party that transfers its Transferable Interests to the other Party or to a third party in accordance with this Agreement, and the other Parties (if any), on the relevant Transfer Date, provided that the party to which such Shares have been transferred has become (or was already) a party to this Agreement.

16.3	Consequences of Termination at the Expiry of the Term

Following termination of this Agreement pursuant to Clause 2.1, there shall be an orderly liquidation of the assets of each Company, following which each Company shall be dissolved.

16.4	Consequences following Termination
(a)

In the event of termination of this Agreement for any reason whatsoever, there shall be no restriction on Ma'aden continuing with the development of the Project (with or without an alternative joint venture partner) and Ma'aden shall be entitled to proceed with the Project, either alone or with other parties and shall be entitled to utilise for the purposes of the Project all Pre-Incorporation Materials and other documents and materials it has developed itself, or which have been jointly developed by the Parties, relevant Shareholders or the particular Company or otherwise provided by a Party for the purposes of the Project pursuant to the Agreement including, for the avoidance of doubt, all Intellectual Property and IP Information

Execution Version

in the same in accordance with Clause 26.4.  Certain technology licence agreements have been entered into by the Companies with Alcoa and/or its Affiliates under which Alcoa and/or its Affiliates licence to the Companies certain Intellectual Property (including certain technologies) and provide technical support services in connection with the Project (the "Technology Licence Agreements" or "TLAs").  For the avoidance of doubt, unless terminated in accordance with their terms, any such TLAs shall remain in full force and effect notwithstanding any termination of this Agreement and the Companies shall be entitled to continue to use the Intellectual Property under such TLAs and Alcoa and its Affiliates shall continue to provide the technical support services in respect of the Project pursuant and subject to the terms of such TLAs. Subject to the terms of the TLAs, the Parties acknowledge and agree that the provisions of this Clause 16.4(a) shall apply in respect of the Rolling Mill and MRC and all references to the "Project" and "Company" in this Clause 16.4(a) shall be interpreted accordingly.

(b)

In the event of a termination of the Agreement for any reason other than for the default of Ma'aden pursuant to Clause 14.5, Alcoa shall, if requested by a Company provide such services as are specified in the technical services agreements entered into by the Companies with Alcoa and/or its Affiliates (the "Technical Services Agreements" or "TSAs") on the same terms as are set out in the TSAs and for a period of twelve (12) months following such termination or in respect of the TSAs, if earlier, the expiry or termination of the relevant TSA in accordance with its terms and in such a manner so as to facilitate an orderly handover of activities undertaken by Alcoa personnel engaged in the Project.

(c)	In the event of a termination of the Agreement due to a default of Ma'aden pursuant to Clause 14.5, Alcoa will have no obligation to provide the services specified in a TSA to any Company.
(d)	The Parties shall execute all such documentation and do all such other acts as may be necessary or desirable to give effect to this Clause 16.4.
16.5	Survival and Rights Unaffected
(a)	Any expiry or termination shall be without prejudice to the rights and obligations accrued as at such date.
(b)

Notwithstanding any termination or expiry of this Agreement, whether as to any Party or in its entirety, the following provisions shall survive such termination or expiry as to all Parties: Clauses 1 (Definitions and Interpretation), 13 (Entry Payment, Pre-Incorporation Costs and Transfer of Pre-Incorporation Materials), 16.4 (Consequences following Termination), 16.5 (Survival and Rights Unaffected), 21 (Governing Law etc), 22 (Confidentiality and Public Announcements), 23 (Notices) and 26 (General Provisions).  The Parties shall be deemed to continue to be parties to the Agreement for such purposes only.

17	Sale or Transfer of Shares, Pledge
17.1	General Prohibitions
(a)	Unless permitted by this Clause 17 or with the prior written consent of Alcoa, neither Ma'aden nor any Affiliate of Ma'aden shall do, or agree to do, any of the following:
(i)	sell, transfer or otherwise dispose of, any of its Transferable Interests or any interest in any of its Transferable Interests;
(ii)	encumber any of its Transferable Interests or any interest in any of its Transferable Interests;

Execution Version

(iii)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Transferable Interests; or
(iv)	enter into any agreement or arrangement to do any of the foregoing.
(b)

The Alcoa Affiliate that will hold Alcoa's Transferable Interests in MAC shall be directly or indirectly wholly legally and beneficially owned by Alcoa, and the Alcoa Affiliate that will hold its Transferable Interests in MBAC shall be directly or indirectly wholly legally and beneficially owned 60% (or more) by Alcoa, and 40% by Alumina Limited, a company listed on the Australian Stock Exchange with registered number ABN 85 004 820 419 ("Alumina Limited"), subject to the following provisions of this sub clause (b). Unless permitted by Clause 14 or this Clause 17 but subject to Clause 17.1(c) below, Alcoa shall not and shall procure that its Affiliates shall not, (notwithstanding the provisions of Clause 17.2) without the prior written consent of Ma'aden do, or agree to do, any of the following:

(i)

enter into any transaction or series of transactions which have the aim or effect of directly or indirectly selling, transferring or otherwise disposing of legal and/or beneficial interests in relation to the Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in MBAC 60% (or more) by Alcoa and 40% by Alumina Limited);

(ii)

enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in MBAC 60% (or more) by Alcoa and 40% by Alumina Limited);

(iii)

enter into any agreement or arrangement to encumber any of its Transferable Interests or any interest in any of its Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in MBAC 60% (or more) by Alcoa and 40% by Alumina Limited); or

(iv)	enter into any agreement or arrangement to do any of the foregoing.
(c)

Notwithstanding the above, Alcoa shall, provided it has supplied Ma'aden in writing with sufficient information to identify the parties involved and all relevant material terms of such transaction thirty (30) days in advance of the consummation by Alcoa of any such transaction, be permitted to enter into a significant strategic joint venture or similar transaction involving all or a substantial portion of Alcoa's interests in the relevant business of bauxite mining and alumina refining, and/or aluminium smelting, as the case may be, provided that (i) the proportion of the revenues properly attributable to Alcoa's Transferable Interests in the Project is not material in comparison to the total revenues in respect of all of Alcoa's operations which are included within such transaction in the calendar year prior to such transaction; and (ii) such transaction is entered into only with a strategic partner rather than financial investors. For the purposes of this clause: a "strategic partner" is a person and/or group of persons who are, immediately prior to the date of any such transaction with Alcoa, engaged in the business of owning and operating bauxite mines and alumina refineries, and/or aluminium smelters, as the case may be, in each case, including operations outside the Kingdom: and the proportion of revenues shall not be considered to be material if it is less than the initial Shareholder Percentage of Alcoa.

Execution Version

17.2	Transfers to Affiliates

A Party or its Affiliate which is a Shareholder, may transfer, or procure the transfer of, all but not less than all of its Shares and all but not less than all of its Shareholder Loans together to an Affiliate, and the provisions of Clauses 17.4 to 17.7 shall not apply to such transfer, provided that:

(a)	the transferring Party gives not less than thirty (30) days' prior written notice of the transfer to the other Party;
(b)	if Ma'aden is the transferring Party, the Affiliate is and remains an Affiliate of Ma'aden, and if Alcoa or its Affiliate is the transferring Party, the Affiliate is and remains an Affiliate of Alcoa;
(c)

the transferring Party procures that the proposed transferee of any Shareholder Loans become a party to a Shareholder Loan Agreement with the relevant Company (and such Company shall, and the Party shall procure that the Company shall, promptly execute and deliver any Shareholder Loan Agreement presented to it by the transferring Party for such purpose);

(d)

if it ceases to be an Affiliate in accordance with Clause 17.2(b), the proposed transferee (and/or any subsequent transferee in a series of transfers to Affiliates) is under an obligation immediately to retransfer its Shares and/or Shareholder Loans, as the case may be, to the original transferring Party or another Affiliate of Ma'aden or of Alcoa, as the case may be; and

(e)

a guarantee is provided in substantially the form set out in Schedule 1 by Alcoa in respect of the obligations of such Affiliate, or by Ma'aden in respect of the obligations of its such Affiliate under this Clause 17.2 (but not, for the avoidance of doubt, in respect of a KSA Controlled Transferee under Clause 17.3).

17.3	Permitted Transfers
(a)

Notwithstanding the provisions of Clause 17.4, Ma'aden shall, at any time, be entitled to sell, transfer and assign (and may procure the sale, transfer and assignment by any of its Affiliates of) all of Ma'aden's right, title and interest in and to all Shares held by Ma'aden and all of the Shareholder Loans of Ma'aden to a person who is at the time of such sale, transfer and assignment, Controlled, directly or indirectly, by any Governmental Authority of the Kingdom ("KSA Controlled Transferee").  Ma'aden shall give not less than thirty (30) days' prior written notice to Alcoa of such a proposed transfer including details of the proposed KSA Controlled Transferee. Ma'aden shall procure that, as a condition to such transfer, the KSA Controlled Transferee shall agree to be bound by all the terms of this Agreement and shall execute an Adherence Agreement.

(b)	Alcoa shall give its consent to the sale, transfer and assignment under paragraph (a) above and, the provisions of Clauses 17.4 to 17.7 shall not apply to such sale, transfer and assignment.
17.4	Transfers of Shares

Other than as provided in Clause 17.2 and Clause 17.3 and subject to Clause 17.8, at any time after 1 October 2021 G, any Party on behalf of itself and any Affiliate that is a Shareholder (the "Selling Party") may transfer all but not less than all of its Shares and all of the Shareholder Loans held by such Party and its Affiliates (if applicable) to a third party ("Third Party Offeror") only if it receives an offer (the "Offer") from such Third Party Offeror which:

(i)	is a bona fide offer in writing;

Execution Version

(ii)	is irrevocable during the period of the Offer;
(iii)	is for cash consideration only; and
(iv)	contains all material terms and conditions (including the offer price (the "Offer Price") and the intended completion date of the Offer),

and in circumstances in which the Selling Party complies with the remaining provisions of this Clause 17.

17.5	Notice of Offers
(a)

If a Selling Party receives an Offer or Offers which it wishes to accept, it must immediately give written notice of such Offer(s) (the "Transfer Notice"), to the other Party (the "Remaining Party") giving details of the identity of the Third Party Offeror(s). The Selling Party is not required to provide the details of the terms and conditions of the Offer.

(b)

The Remaining Party shall within thirty (30) days of receipt of the Transfer Notice either approve the proposed Third Party Offeror(s) or object to any proposed Third Party Offeror(s) on reasonable grounds.

17.6	Notice of Right to Match the Offer

The Selling Party may not proceed with a sale to the approved Third Party Offeror without first giving written notice (the "Notice of the Right to Match the Offer") to the Remaining Party giving the Remaining Party the right to match the Offer (the "Right to Match the Offer"). This Notice of the Right to Match the Offer should include full details of all terms and conditions of the Offer, including the price, and a copy of the Offer.

17.7	Right of Remaining Party to Match the Offer
(a)

The period during which the Remaining Party has a Right to Match the Offer will last for thirty (30) days from and including the day on which the Notice of the Right to Match the Offer is received (the "Right to Match the Offer Period").

(b)

If the Remaining Party matches the Offer, then all of the Transferable Interests shall be transferred to the Remaining Party at the Offer Price, with such transaction closing within the period specified in Clause 17.9(a).

(c)

If the Remaining Party does not match the Offer, then the Selling Party may transfer all of its Transferable Interests to the Third Party Offeror pursuant to the Offer at a price which is not less, and on terms and conditions no less favourable to the Selling Party, than those set out in the Offer, within ninety (90) days from the end of the Right to Match the Offer Period.  For the avoidance of doubt, if such transaction with the Third Party Offeror does not close in accordance with the terms of this sub-paragraph (c) within the 90-day period, the process must begin again with an Offer under Clause 17.4.

17.8	Transfer Requirements

All transfers of Transferable Interests pursuant to this Agreement shall be subject:

(i)	to the transfer being in compliance with Applicable Laws of the Kingdom;
(ii)

to the transfer when completed, not constituting or giving rise to a breach by the transferring Party or a Company of any Project Agreement (including any Financing Agreement) to which either of them is a party; nor constituting, with or without the passage of time, the giving of notice or the taking of other steps by or on behalf of the Senior Lenders, an actual or potential

Execution Version

default or event of default (howsoever defined) under such Project Agreement (including any Financing Agreement);
(iii)	to obtaining any approvals required from the competent authorities;
(iv)

to the proposed transferee and the persons Controlling it (whether directly or indirectly) being of good character and being qualified to hold shares in a limited liability company in the Kingdom under Applicable Laws of the Kingdom;

(v)	if the transferee is not already a Shareholder, to the execution by the transferee of an Adherence Agreement, no later than the Transfer Date;
(vi)

where the transferee is not an Affiliate of the transferor, and the transferee or the entities that Control it do not hold assets of substantially equivalent value to those held by the Selling Party or any person guaranteeing the obligations of the Selling Party hereunder, to the provision of a guarantee in substantially the form set out in Schedule 1 by a person Controlling such transferee which is of equivalent financial substance; and

(vii)

where any Shareholder Loan has been made by the transferor to a Company, to the assignment and novation of all the transferor's rights and obligations in respect of the Shareholder Loan to the transferee.

17.9	Completion of Transfer

The transfer of Transferable Interests pursuant to this Agreement shall be made on the following terms:

(a)

Completion of the transfer of the Transferable Interests shall take place on the Transfer Date, which shall be within ninety (90) days after the date of expiry of the Right to Match the Offer Period in the event of a transfer to the Remaining Party pursuant to Clause 17.7 and at such reasonable time and place as the Parties agree; and

(b)	Payment of the purchase price for the Transferable Interests will be due on the Transfer Date, unless otherwise agreed, and shall be paid to the account notified for such purpose by the transferee.
17.10	General

The Parties shall keep each Company informed, at all times, of the issue and contents of any notice(s) served pursuant to this Clause 17 and any election or acceptance relating to those notices.

17.11	Further Assurances; Sole Shareholder

The Parties shall take such action as may reasonably be required to give effect to any transfer of Shares permitted pursuant to this Clause 17 or under Clauses 14 or 15, including cooperating in obtaining approvals required from all relevant Governmental Authorities.  If a Party that is entitled to acquire Shares pursuant to this Clause 17 would, as a result of such acquisition, become the only Shareholder in any Company, such Party shall have the right to designate an Affiliate to acquire a portion of the Shares which such Party is entitled to acquire.

17.12	Put And Call Option

(a)

Alcoa hereby grants to Ma'aden an option (the "Put Option") to require Alcoa to purchase from Ma'aden (i) such number of Shares as at the relevant time constitutes 14.9% of the total issued Shares of each of the Companies; and (ii) 14.9% of the total aggregate Shareholder Loans provided to each of the Companies (the "Option Interests"), on the terms set out in

Execution Version

this Clause 17. Ma'aden hereby grants to Alcoa an option (the "Call Option") to require Ma'aden to sell to Alcoa all of the Option Interests on the terms set out in this Clause 17.
(b)

The Put Option may only be exercised by Ma'aden and the Call Option may only be exercised by Alcoa within a period of six (6) months from 1 October 2021 G (the "Option Period") and shall be exercised simultaneously for all of the Companies. If the Put Option or the Call Option is not exercised during the Option Period, it shall lapse.

(c)	The Put Option shall be exercised by Ma'aden giving Alcoa written notice (the "Put Option Notice") which shall include:
(i)	a statement to the effect that Ma'aden is exercising the Put Option; and
(ii)	a signature by or on behalf of Ma'aden.
(d)	The Call Option shall be exercised by Alcoa giving Ma'aden written notice (the "Call Option Notice") which shall include:
(i)	a statement to the effect that Alcoa is exercising the Call Option; and
(ii)	a signature by or on behalf of Alcoa.
(e)	The Put Option and the Call Option may be exercised only in respect of all of the Option Interests.
(f)

All Distributions resolved or declared to be paid or made by the relevant Company in respect of the Option Interests by reference to a record date which falls on or before the date on which completion of the sale of the Option Interests under the Put Option (the "Put Option Completion Date") or the Call Option (the "Call Option Completion Date") (as the case may be) occurs shall belong to, and be payable to, Ma'aden. For the purposes of this Clause 17.12, "completion" shall be the date when the Parties sign before a notary the required shareholders resolutions authorising the amendment of each of the Companies' articles of association to reflect the transfer.

(g)	The consideration payable by Alcoa for the Option Interests (the "Option Consideration") shall be calculated in accordance with the provisions of Clause 17.13.
(h)	The Parties shall use their respective reasonable endeavours to:
(i)	procure that the Option Consideration shall be finally determined as quickly as possible consistent with the provisions of Clause 17.13; and
(ii)

no later than twelve (12) months following the determination of the Option Consideration, take all such action as may reasonably be required to give effect to any transfer of the Option Interests pursuant to this Clause 17.12, including cooperating in obtaining approvals required from all relevant Governmental Authorities.

(i)

On the Put Option Completion Date or Call Option Completion Date (as applicable), Alcoa shall pay or procure the payment of the Option Consideration to Ma'aden in cash to a bank account, the details of which Ma'aden shall provide in writing to Alcoa not less than three (3) Business Days prior to the Put Option Completion Date or the Call Option Completion Date (as applicable).

17.13	Put and Call Option Valuations
(a)	Option Consideration

Execution Version

The Parties shall act in good faith to determine the Option Consideration and, in doing so, shall follow the approach and apply the valuation methods set out below.

(b)	Valuation Panel

In the event that the Parties are unable to agree the Option Consideration within fifteen (15) days of the date of the Call Option Notice or the Put Option Notice (as the case may be), the Parties shall refer the valuation to a panel of independent experts with appropriate experience in the aluminium industry (each a "Valuer"). The panel shall consist of three Valuers, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman of the panel, shall be jointly nominated by the two Valuers nominated by the Parties. Failing agreement as to the identity of the third Valuer within five (5) Business Days of being required to do so, such third Valuer shall be nominated by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules of Expertise of the International Chamber of Commerce (who shall be instructed to nominate only a Valuer experienced in valuing aluminium smelters, alumina refineries, bauxite mines and/or associated facilities, and shall have experience in, and relevant knowledge of the Kingdom and the GCC region).

(c)	Submission of Valuation

The Valuers shall be instructed to collectively submit a single Option Consideration valuation to the Parties within sixty (60) days of the appointment of the third Valuer (or such longer time as the Parties may agree) and such valuation shall be final and binding upon the Parties.  The Option Consideration shall be determined on a fair value basis in accordance with Clause 17.13(d) below.

(d)	Valuation Approach

In valuing the Transferable Interests which are the subject of the Put Option or Call Option, as the case may be, the Valuers:

(i)

shall prepare the valuation by using the discounted cashflows methodology based on the net present value of cashflows attributable to the Option Interests which take into account the terms of the Project Agreements (including, for the avoidance of doubt, the Gas Allocation Letters, the Gas Supply Agreement (or any replacement of the same), the Energy Conversion Agreement entered into between Ma'aden and SWCC dated 10 October 2009 and other agreements with Government or publicly held entities) over the remaining life of the Project;

(ii)	shall consider cashflows from Expansions, taking into account any agreed Expansions;
(iii)

shall use an appropriate discount rate to compute the net present value, taking into account customary factors such as the industry, the geography, the Parties' familiarity with the operations, and other relevant factors;

(iv)	shall not apply any discount to the Option Interests as a result of the Option Interests not conferring Control over any Company or not conferring any minority protection rights;
(v)	may consult persons engaged in the marketing of aluminium who, in the Valuers' opinion, are experts in the making of price forecasts on a regular basis;
(vi)	may consult any other experts as the Valuers think fit;

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(vii)	shall be entitled to rely in good faith upon the opinions of any experts so consulted; and
(viii)

shall consider any submissions as to the value of the Option Consideration which may be made to the Valuers by a Party within thirty (30) days of receipt by the Party of notice of the appointment of the third Valuer.

17.14	Disposals to Saudi public companies or public funds

Notwithstanding Clauses 17.1(a), 17.3 and 17.4, Ma'aden shall be entitled to sell, transfer and assign to one or more Saudi public companies or public funds or any combination of the same consistent with the provisions of Clause 17.8 (and may procure the sale, transfer and assignment by any of its Affiliates to the same), its rights, title and interest in and to Transferable Interests held by Ma'aden of up to 14.9% of the aggregate of the Transferable Interests of a Company. Such sale may take place at any time prior to the Put Option or Call Option being exercised by Ma'aden or Alcoa respectively pursuant to Clause 17.12. Ma'aden shall give not less than sixty (60) days' prior written notice to Alcoa of such a proposed transfer including details of the proposed Saudi public companies and /or public funds (the "Transferees"). Ma'aden shall procure that, as a condition of such transfer, the Transferees shall agree to be bound by all the terms of this Agreement and shall execute an Adherence Agreement, provided that the Transferees further agree that Ma'aden shall represent the Transferees in all dealings with Alcoa that arise in connection with the exercise of the Put Option or Call Option, as the case may be. The Parties agree that, for the purposes of determining Ma'aden's Shareholder Percentage in connection with its rights and obligations under Clause 5.4 (in respect of the Aluminium offtake), Ma'aden's Shareholder Percentage shall be deemed to include as between Ma'aden and Alcoa, any such Shares and Shareholder Loans held by such Saudi public companies or public funds. The Parties hereby agree to take any action which may reasonably be required in order to implement the provisions of this Clause 17.14 including (without limitation) cooperating as necessary to amend the relevant Company's Foreign Investment Licence, articles of association and commercial registration so as to formalize the transfer of the Shares.

18	Valuations
18.1	Fair Market Value

Where a provision of this Agreement calls for a determination of the "Fair Market Value" of Alcoa's Transferable Interests, the Parties shall act in good faith to make such determination and, in doing so, shall apply commonly accepted valuation methods.

18.2	Valuation Panel

In the event that the Parties are unable to agree the Fair Market Value of Alcoa's Transferable Interests within fifteen (15) days of the relevant Chairman requesting them to do so, the Parties shall refer the valuation to a panel of independent experts with appropriate experience in the aluminium industry (each a "Valuer"). The panel shall consist of three Valuers, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman of the panel, shall be jointly nominated by the two Valuers nominated by the Parties. Failing agreement as to the identity of the third Valuer within five Business Days of being required to do so, such third Valuer shall be nominated by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules of Expertise of the International Chamber of Commerce (who shall be instructed to nominate only a Valuer experienced in valuing aluminium smelters, alumina refineries, bauxite mines and associated facilities).

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18.3	Submission of Valuation

The Valuers shall be instructed to collectively submit a single Fair Market Value valuation to the Parties within thirty (30) days of the appointment of the third Valuer (or such longer time as the Parties may agree) and such valuation shall be final and binding upon the Parties.  The Fair Market Value shall be determined on a fair market basis as between a willing and not anxious seller and a willing buyer on arms' length terms in accordance with Clause 18.4.

18.4	Valuation Approach

In valuing Alcoa's Transferable Interests, the Valuers:

(a)

shall prepare the valuation based on the net present value of cash flows attributable to Alcoa's Transferable Interests, taking into account the terms of the Project Agreements and the remaining life of the Project and all such other matters as the Valuers deem appropriate;

(b)	shall not apply any discount to Alcoa's Transferable Interests as a result of Alcoa's Shareholder Percentage not conferring Control over any Company;
(c)	[INTENTIONALLY OMITTED];
(d)	may consult persons engaged in the marketing of aluminium who, in the Valuers' opinion, are experts in the making of price forecasts on a regular basis;
(e)	may consult any other experts as the Valuers thinks fit;
(f)	shall be entitled to rely in good faith upon the opinions of any experts or other persons so consulted; and
(g)	shall consider any submissions as to the Fair Market Value which may be made to the Valuers by a Party within thirty (30) days of receipt by the Party of notice of the appointment of the third Valuer.
19	Assignment

Except as otherwise provided in this Agreement, no Party shall have the right to assign its rights and/or transfer its obligations under this Agreement to any other person and/or be released from its obligations under this Agreement unless, such Party is simultaneously transferring its Transferable Interests to such person in accordance with Clause 17.

20	Warranties

Each Party hereby warrants and undertakes to the other Party on its behalf and on behalf of any Affiliate being a Shareholder that:

(a)	it is duly incorporated and validly existing in accordance with the laws of the country and/or state under which it is incorporated;
(b)

it has the power and authority to execute and deliver, to perform its obligations under and to undertake the transactions anticipated by this Agreement (or to procure that such obligations and transactions are undertaken by its Affiliates) and all necessary corporate and other action has been taken to authorise the execution, delivery and performance of this Agreement;

(c)	its officers have the power and authority to act on its behalf in entering into this Agreement and any Shareholder Loan Agreements;

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(d)	it is not insolvent, no petition has been filed relating to its insolvency and no proceedings have been issued for its dissolution or liquidation;
(e)	this Agreement has been duly executed and constitutes a valid, legal and binding obligation of such Party enforceable in accordance with its terms;
(f)

the execution and delivery of this Agreement and the performance by it or its relevant Affiliates of its obligations under and the transactions anticipated by this Agreement will not contravene any law applicable to it or such Affiliates or conflict with or result in a breach of or default under its or their corporate charter or other organizational documents or any agreement or other obligation binding on it or any of its Affiliates; and

(g)

with respect to all activities contemplated under this Agreement, it has not, nor will it, or its (or its Affiliates') directors, officers or employees pay, offer, promise, or authorize the payment of money or anything of value, directly or indirectly, to a Government Official while knowing or having reason to believe that any portion of such exchange is for the purpose of:

(i)

influencing any act or decision of a Government Official in its official capacity, including the failure to perform an official function, in order to assist itself, the Companies or any other person in obtaining or retaining business, or directing business to any third party;

(ii)	securing an improper advantage;
(iii)

inducing a Government Official to use its influence to affect or influence any act or decision of a Governmental Authority in order to assist itself, the Companies or any other person in obtaining or retaining business, or directing business to any third party; or

(iv)	providing an unlawful personal gain or benefit, of financial or other value, to a Government Official.
21	Governing Law, Dispute Resolution and Language
21.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed and interpreted according to English law.

21.2	Reference to Senior Management

Prior to referring any dispute, difference, controversy, claim or question arising out of or in connection with this Agreement, including disputes, differences, claims, controversies or questions arising out of or in connection with (i) the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement (for the purposes of this Clause 21 a "dispute"), other than proceedings to enforce an agreement reached between the Parties under this Clause 21.2, to arbitration pursuant to Clause 21.3 below, the Party (which shall include any Affiliate of such Party being a Shareholder) wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 21, a "dispute notice") and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement.  The chief executive officers or presidents of each Party or their designees (the "Lead Representatives") shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party's proposed basis for settlement nor any discussions or

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communications between the Parties (or their ultimate parent companies) or the Lead Representatives pursuant to this Clause 21.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

21.3	Dispute Resolution
(a)

Except as otherwise provided in Clause 9, Clause 17.13 and Clause 18 of this Agreement, if any dispute is not resolved pursuant to Clause 21.2 above within forty five (45) days of its referral to the Lead Representatives, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the "ICC Rules" and the proceedings brought in accordance with this Clause 21.3, the "Arbitration"), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 21.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the tribunal's award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

(b)

The tribunal shall consist of three (3) arbitrators, one of whom shall be nominated by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement between the two Party-nominated arbitrators as to the identity of the third arbitrator within thirty (30) days of the nomination date of the second arbitrator, such third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the ICC Rules.

(c)

The seat of Arbitration shall be London, UK. The language to be used in the Arbitration shall be English, and any documents or portions of them presented at such Arbitration in a language other than English shall be accompanied by an English translation thereof. The tribunal shall decide such dispute in accordance with the substantive laws of England and Wales applicable hereto. The emergency arbitrator provisions in the ICC Rules shall not apply.

21.4	Continuing Obligations

If a dispute is referred to arbitration pursuant to Clause 21.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

21.5	Jurisdiction
(a)

The courts of England shall, subject to paragraph (b) below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

(b)

Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party's rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 21 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 21.3 (or pending the arbitral tribunal's determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in

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one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.
21.6	Process Agent

Each Party hereby irrevocably agrees to appoint Law Debenture Corporate Services Limited, with offices at the Amendment Effective Date at Fifth Floor, 100 Wood Street, London EC2V 7EX, England as its authorised agent on which any and all legal process may be served in any such action, suit or proceeding brought in the courts of England, including proceedings to enforce an arbitral award rendered pursuant to this Agreement, and to execute such documentation as may reasonably be required by such agent in connection with its appointment. Each Party agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Clause 23.1, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each such Party agrees to designate a new agent in the City of London, on the terms and for the purposes of this Clause. Nothing herein shall be deemed to limit the ability of any Party to serve any such legal process in any other manner, to obtain jurisdiction over any other Party or to bring any action, suit or proceeding against any other Party in such other jurisdictions, and in any other manner as may be permitted or required by Applicable Laws, including according to the relevant arbitration rules.

21.7	Language

This Agreement and the agreements contemplated herein are to be executed in Arabic and in English. The English language shall be the governing language despite translation into any other language(s), and the English versions shall prevail over any translated versions in the event of conflict. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of each Party.

22	Confidentiality and Public Announcements
22.1	Confidentiality
(a)

Each Party and any Affiliate being a Shareholder shall (i) ensure and shall cause each Company to ensure that the contents of this Agreement and any confidential information regarding the business, assets, customers, processes and methods of any other Party which it may learn in the course of negotiations for, or carrying out of this Agreement, is treated by it in strict confidence and (ii) only disclose such information to an Affiliate or such of its or its Affiliate's directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party or any Company is seeking finance, to the extent that such disclosure is necessary and (iii) not make use of such information for purposes other than the implementation of the Parties' cooperation hereunder unless such information:

(i)	is known to such Party prior to learning of it from the other;
(ii)

is obtained by such Party from a source other than the disclosing Party which source, (i) did not require such Party to hold such secrets or information in confidence and (ii) did not limit or restrict such Party's use thereof;

(iii)	becomes public knowledge other than through the fault of such Party;
(iv)	is required to be disclosed by any competent legal or regulatory authority;

Execution Version

(v)

is required to be disclosed by any internationally recognized stock exchange, provided that in any such case the Party shall provide prompt written notice to the other Party prior to making such disclosure and provide details of the proposed form, nature and purpose of such disclosure so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this clause;

(vi)	is independently developed by such Party; or
(vii)

is permitted to be used or disclosed pursuant to the terms of a separate agreement between the disclosing Party and either the receiving Party or the relevant Company, in which case such use or disclosure shall be governed by the terms of the relevant agreement.

(b)

Each Party shall impose on its Affiliates, or such of its or its Affiliate's directors, officers, employees, professional advisers or consultants, or to any bank or financial institution from whom the Party is seeking finance, an equivalent obligation of confidentiality and shall obtain an undertaking of strict confidentiality from such Affiliates, or such of its or its Affiliate's directors, officers, employees, professional advisers or consultants, or financial institution from whom the Party is seeking finance, on the terms set out in this Clause 22.

(c)

Specific information disclosed shall not be deemed to be within the foregoing exceptions simply because such information is included in more general information within the said exceptions. In addition any combination of information, features, concepts, designs or process flows, shall not be automatically deemed to be within the said exceptions simply because the individual items of information, features, designs, concepts or process flows are within the said exceptions.

22.2	Disclosure of Information by Managers to Shareholders and Parties

A Manager shall be entitled to supply details of any business transacted at Board of Managers meetings or committee meetings and any other information obtained by him in his capacity as a Manager, to the Party or Shareholder by whom he was appointed or to the professional advisers of such Party or Shareholder, subject always to the provisions of this Clause 22.

22.3	Announcements

Each Party shall notify the other Party and the relevant Company of its intent to issue any press release or other public announcement with respect to the Company and its activities and, except as required by any competent legal or regulatory authority or any internationally recognized stock exchange, shall not issue any such release or announcement without the prior consent of the other Party and the Company, which consent shall not be unreasonably withheld.  Such consent shall not, however, be required in order for a Party to include a reference to its ownership interest in the relevant Company in its annual reports and similar publications.

22.4	Survival

The Parties' obligations under this Clause 22 shall survive any termination or expiry of this Agreement for a period of five (5) years from the date of such termination or expiry and shall be without prejudice to any other confidentiality obligations imposed on the Parties or any Company by the Confidentiality & Non-Disclosure Agreement (in respect of the period prior to the signing of this Agreement) or any of the Project Agreements.

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23	Notices
23.1	Notices

All notices, approvals, consents or other communications in connection with this Agreement shall be given in writing by an authorized officer of the Party (or an Affiliate being a Shareholder) providing any such notice, approval, consent of other communication and shall either be left at the address of the addressee which is specified below, sent by reputable international courier to the address of the addressee specified below, hand delivered to the address of the addressee which is specified below or sent by facsimile to the number specified below (in each case with an additional copy thereof sent simultaneously by electronic mail to the email addresses specified below), provided in each case that if the addressee notifies the other Party and the relevant Company of another address, facsimile number or email address then such other address, facsimile number or email address shall be deemed to replace that set out below.

For Ma'aden:	P.O. Box 68861 Riyadh 11537 Kingdom of Saudi Arabia Facsimile: +966 13 350 7005 Email: [Omitted] Attn.: Senior Vice President Aluminium SBU
With a copy to:	Ma'aden Legal Department P.O. Box 68861 Riyadh 11537 Kingdom of Saudi Arabia Facsimile: +966 1 874 8290 Email: notices@maaden.com.sa Attn: Chief Legal Counsel
For Alcoa and its Shareholder Affiliates:
201 Isabella Street, Pittsburgh, PA 15212 United States of America Attn.: Chief Executive Officer
With a copy to:	Alcoa Corporation Legal Department 201 Isabella Street, Pittsburgh, PA 15212 United States of America Email: AlcoaLegalNotices@alcoa.com Attn: General Counsel

23.2	Effect
(a)

Unless a later time is specified in it, a notice, approval, consent or other communication takes effect from the time it is actually received or deemed to be received pursuant to this Clause 23.2.  A couriered letter shall be deemed to have been received when delivered to the appropriate address.  A notice sent by facsimile shall be deemed to have been received when a copy of such facsimile has been received, unless the receiving Party or the relevant Company can demonstrate that it did not receive a complete copy of the same.  Facsimile notices shall be confirmed by an alternative method of giving notice.  A Party receiving a notice by facsimile shall confirm receipt by returning a signed copy of such notice to the sender by hand or reputable international courier to the address which is specified above. For the avoidance of doubt, a notice, approval, consent or other communication given under this Agreement is not valid if sent by email only and will need to be served using the delivery methods set out in this Clause 23.

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(b)

Where a notice is received during a day which is not a business day (in the place of receipt), or after 3pm local time it shall be deemed to have been received on the next business day (at such place of receipt) thereafter.

24	Further Assurances
24.1	Undertakings
(a)	Each Party and any Affiliate being a Shareholder agrees that it shall:
(i)

Act in good faith with regards to the other Party and to each Company and at all times render to the other Party and each Company true accounts, full information and truthful explanations regarding all matters relating to the affairs of each Company;

(ii)

in all cases treat each Company as a separate and independent profit centre and make every reasonable effort to conduct the affairs of each Company and its own dealings with such Company in a manner which gives effect to this Agreement and promotes the business and profitability of each Company; and

(iii)

in its capacity as a Shareholder, exercise its voting rights and endeavour to cause its representatives on the Board to exercise their voting rights in a manner which gives full force and effect to the terms and conditions of this Agreement, the Articles of Association, the Project Agreements and any other agreement referred to herein.

(b)

The Parties and any Affiliate being a Shareholder shall use their reasonable efforts to procure that the Articles of Association of a Company are from time to time duly amended, and any such amendment is duly registered with the Commercial Register, in accordance with Applicable Laws of the Kingdom if and whenever such amendment is reasonably necessary or desirable to give effect to, or to conform them to, the provisions of this Agreement, or any decision of the Board or the Shareholders, or the Project Agreements. Without limiting the generality of the foregoing, the Parties and any Affiliate being a Shareholder shall procure that the Articles of Association of each Company are amended:

(i)

to permit the Company to engage in any activity that may be contemplated or required by the terms of this Agreement or any Project Agreement or any decision of the Board of Managers or the Parties in accordance with this Agreement, including by means of expanding the purpose or objects of the Company;

(ii)

to give effect to any increase or decrease (or required increase or decrease) in the capital of the Company contemplated by this Agreement or any change (or required change) in the holdings of Shares in the capital of the Company as between the Shareholders required or contemplated by this Agreement;

(iii)	to give effect to the introduction of any new Shareholder that acquires (or intends to acquire) Shares in accordance with this Agreement.
24.2	Further Assurances

The Parties and any Affiliate being a Shareholder hereby agree to execute and deliver promptly all powers of attorney, consents and additional instruments, and to take any such further action which may reasonably be required in order to consummate the transactions anticipated by this Agreement, including without limitation any transfer of Shares in any Company pursuant to Clauses 14 or 17.

Execution Version

24.3	Business Conduct

The Parties agree that, in relation to the development of the Project and the subsequent business and operation of each Company, they shall (and shall procure that each Company shall):

(a)

develop, construct and operate the Project and operate the business in a manner that meets or exceeds internationally recognised standards, best practises, business conduct and ethics in accordance with internationally accepted commercial practices in the bauxite mining, alumina refining and aluminium smelting industries and without regard to the interests of any Party or any Affiliate;

(b)

without limiting the generality of paragraph (a) above, in order to ensure the long‑term sustainability of the Project, undertake maintenance and replacement capital expenditures relating to the Project in a manner that meets or exceeds internationally recognised standards and best practices in the bauxite mining, alumina refining and aluminium smelting industries; and

(c)	operate with objectives of low cost operations, continuous improvement and respect for people, consistent with best practices of the aluminium businesses.
25	Competing Businesses
25.1	Acknowledgement

The Parties acknowledge that the Parties and their Affiliates are engaged in, or may become engaged in, bauxite mining, alumina refining, and aluminium smelting and other businesses that may compete with the Project and rolling mill operations.

25.2	No Obligation to Offer

Subject to Clauses 5.10, 5.11 and 25.3, neither Party (nor any of its Affiliates) shall have any obligation to offer or provide to any Company or the other Party (or any such other Party's Affiliate) any option or other right or opportunity to pursue or acquire any right, title or interest in any corporate opportunity or business venture prior to pursuing such opportunity or venture for such Party's (or such Party's Affiliate's) own benefit.

25.3	Competing Projects Following Termination

In the event of termination of this Agreement prior to the fifth anniversary of the Commercial Production Date, other than where Ma'aden is the Defaulting Party in accordance with Clause 14.5, Alcoa shall not itself or through any Affiliate develop, construct, operate or otherwise implement or participate in whether itself, in partnership, joint venture or any such other relationship with any other person, in any project in any of the Kingdom, GCC Countries or Iran, which would compete with the Project, prior to the date that is two (2) years after termination of this Agreement. The foregoing restrictions shall not apply to any bauxite mining, alumina refining, aluminium smelting, rolling mill operations and other businesses that may compete with the Project (A) in which the Defaulting Party is engaged as of the date of termination of this Agreement; or (B) in which the Defaulting Party owns a direct or indirect interest of fifteen percent (15%) or less or otherwise with the prior written consent of Ma'aden.

26	General Provisions
26.1	Severability

If any provision or term (or part thereof) of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable in any jurisdiction, such

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invalidity, illegality or unenforceability shall not affect the other provisions or terms (or parts thereof) in that jurisdiction or the whole of the Agreement in any other jurisdiction, all of which shall remain in full force and effect. As regards the provision or term (or part thereof) which is or has been found to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision and which as closely as possible validly gives effect to the Parties' intentions as expressed herein.

26.2	Waiver

The failure, delay or forbearance of any Party or any Affiliate being a Shareholder to insist upon, exercise or enforce any right or remedy conferred by this Agreement shall not be or be deemed to be or be construed as a waiver of the right or remedy or of any other rights or remedies nor shall such failure, delay or forbearance operate as a bar to the exercise or enforcement of the right or remedy at any time or times thereafter.

26.3	Compliance with Law and Permits
(a)

In performing its obligations under this Agreement each Party and any Affiliate being a Shareholder shall comply with (including without limitation giving all notices under and paying all fees required by) all laws applicable to such Party or Affiliate.

(b)

Without prejudice to the generality of this Clause 26.3, the Parties and any Affiliate being a Shareholder shall, and shall procure that each Company shall, comply with all Applicable Laws relating to the prohibition on the corruption of public officials.

(c)

Each Party and any Affiliate being a Shareholder shall obtain and maintain in effect all government licenses, permissions, consent, and approvals as it may be required to obtain in order to perform its obligations under this Agreement.

26.4	Intellectual Property
(a)

Subject to any provisions as to ownership of Intellectual Property under any of the Project Agreements (including the Smelter TTA and Smelter OSA), any rights to Intellectual Property which are developed by a Company during the course of a Company's activities under this Agreement shall belong to the Company.

(b)

The Parties, pursuant to the TLAs, have granted to the Companies a license to use Intellectual Property which is owned by the Parties but is required to implement the Project on the payment terms described therein.

(c)

In the event that this Agreement is terminated for any reason whatsoever, the Parties acknowledge that Ma'aden is entitled in accordance with Clause 16.4 to continue with the Project and utilise any Intellectual Property that has been provided by Alcoa to the Project or has been developed in the course of the Companies' activities under this Agreement. Accordingly, except to the extent that such Intellectual Property is subject to a separate intellectual property licence agreement entered into for value with the relevant Company, Alcoa hereby grants to Ma'aden and the Companies an irrevocable, royalty-free license to use, without the right to assign (other than to a project company), sublicense or otherwise transfer to a third party, any such intellectual Property not otherwise licensed thereafter solely in connection with the Project.

(d)

Without prejudice to the provisions of Clause 22 above or the provisions of any of the Project Agreements, each of the Parties and any Affiliate being a Shareholder shall procure that the Companies shall take all steps necessary to protect all Intellectual Property of the Companies

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or, in respect of sub-paragraphs (ii) and (iii) below of Ma'aden, and information comprising or relating to such rights (the "IP Information"), including, without limitation:
(i)

ensuring that the Board of Managers, the President and the other officers and employees of a Company use commercially appropriate measures to protect and safeguard the IP Information at all times and comply with the provisions of Clause 22 and this Clause 26.4;

(ii)	using the IP Information provided to a Company or to Ma'aden under the Smelter TTA, only for the purposes for which it was licensed to the Company or Ma'aden (as the case may be);
(iii)

using the IP Information provided to a Company or to Ma'aden under the Smelter OSA, only for the purposes for which it was provided to such Company or Ma'aden (as the case may be) under the Smelter OSA;

(iv)

not disclosing any IP Information to any person, except for employees, suppliers, contractors, government agencies or financial institutions, who reasonably require information for the purposes related to the Project and who have agreed to be bound by the provisions of Clause 22 and this Clause 26.4;

(v)	not using any IP Information for the benefit of any third party; and
(vi)

in the event that a Company is compelled by judicial or administrative process or required by Applicable Law or any Governmental Authority to disclose any IP Information, seeking a protective order or other appropriate remedy to prevent such disclosure, only disclosing such portion of the IP Information that is required to be disclosed and using all reasonable efforts to obtain a protective order or other assurance that confidential treatment will be afforded to such IP Information.

26.5	Entire Agreement

This Agreement constitutes the complete and exclusive statement of the terms of the contract between the Parties and any Affiliate being a Shareholder (together with the Adherence Agreements) with reference to the subject matter hereof, and supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, whether or not reduced to writing, between the Parties and any Affiliate being a Shareholder respecting the subject matter hereof.  No statements or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof (provided that this Clause shall not have effect to limit or excuse liability for any fraudulent act).

26.6	Improper Inducements
(a)

No Party or Affiliate being a Shareholder shall, and each Party and Affiliate being a Shareholder shall ensure that no Company shall, (in connection with the Company or its business) make any payment in violation of any Applicable Law.

(b)

Except for customary promotional material and occasional business entertainment limited in value in any instance to the reasonable cost of a business meal, no Party or Affiliate being a Shareholder (whether acting directly or indirectly or through any employee, officer, director or representative) shall promise, give, offer or accept, and warrants that it has not promised, given, offered or accepted, any money, fees, commissions, personal services, credit, gift, gratuity, thing of value or compensation of any kind, to or from any person including:

(i)	Any Party or its Affiliates;

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(ii)	Any of their agents, independent contractors or subcontractors;
(iii)	The Government of the Kingdom;
(iv)	The employees of any of the foregoing,

for the purpose of improperly obtaining or rewarding favourable treatment in connection with this Agreement or any of the other agreements contemplated by this Agreement.

(c)

Any violation of this provision shall constitute a Material Breach of the Agreement which, without prejudice to any Party's right to enforce any other remedy provided by law, shall entitle that Party to terminate the Agreement in accordance with Clause 16.1(d).

26.7	Language

The English language shall be used and be the official language for written communications (including, but not limited to, the reporting of results of operations and forecasts of same) between and among the Parties, any Affiliate being a Shareholder and each Company and otherwise under this Agreement.

26.8	Amendments

No variation or amendment to this Agreement shall be effective unless in writing signed by duly authorised officers or representatives of each Party on behalf of itself and any Affiliate being a Shareholder.

26.9	No Partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any Affiliates being Shareholders (or any of them) and none of the Parties (or an Affiliate of a Party being a Shareholder) shall have any authority to bind or commit any other Party in any way, save as expressly set out herein.

26.10	Priority of Documents

In the event of conflict or inconsistency between this Agreement and any of the Articles of Association, the terms and conditions of this Agreement shall prevail.

26.11	Waiver of Immunity

Each Party and any Affiliate being a Shareholder unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that a Party or Shareholder or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or Shareholder or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, such Party or Shareholder irrevocably agrees not to claim and irrevocably waives such immunity.

26.12	No Liability for Consequential Losses, etc.

Notwithstanding anything in this Agreement, no Party or any of its Affiliates being a Shareholder shall have any liability to the other Party (whether in contract, tort or otherwise) for any consequential, incidental, special or indirect losses (including loss of anticipated profits) arising from or relating to

Execution Version

this Agreement, whether out of any Event of Default, other breach of this Agreement, indemnity, any fault or negligence on the part of a Party or its Affiliates (or their respective employees) or otherwise.

Execution Version

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

SAUDI ARABIAN MINING COMPANY (MA'ADEN)

By:

Signed:_________________________________

ALCOA CORPORATION

By:

Signed:_________________________________